FS Investment Corporation 8-K

Exhibit 10.1

EXECUTION VERSION

LOAN AGREEMENT

dated as of

November 1, 2016

among

LOCUST STREET FUNDING LLC

the Financing Providers party hereto

the Collateral Administrator, Collateral Agent and Securities Intermediary party hereto

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,

as Administrative Agent

-i-

Table of Contents

(continued)

-ii-

Schedules

Schedule 1	Transaction Schedule
Schedule 2	Contents of Approval Requests
Schedule 3	Eligibility Criteria
Schedule 4	Concentration Limitations
Schedule 5	[RESERVED]
Schedule 6	Form of Position Report
Schedule 7	Effective Date Portfolio Investments

Exhibit

Exhibit A	Form of Request for Advance
Exhibit B	Moody’s Industry Classification Groups

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LOAN AGREEMENT dated as of November 1, 2016 (as amended, supplemented or otherwise modified from time to time, this “Agreement”) among LOCUST STREET FUNDING LLC, a Delaware limited liability company, as borrower (the “Company”); the Financing Providers party hereto; Citibank, N.A. (“Citibank”), in its capacity as collateral agent (in such capacity, the “Collateral Agent”); Virtus Group, LP, in its capacity as collateral administrator (in such capacity, the “Collateral Administrator”); Citibank, in its capacity as securities intermediary (in such capacity, the “Securities Intermediary”); and JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as administrative agent for the Financing Providers hereunder (in such capacity, the “Administrative Agent”).

The Company, a special purpose vehicle wholly owned and managed by FS Investment Corporation, which in turn is advised by FB Income Advisor, LLC and sub-advised by GSO / Blackstone Debt Funds Management LLC, wishes to accumulate certain loans and other debt securities (the “Portfolio Investments”), all on and subject to the terms and conditions set forth herein.

On and subject to the terms and conditions set forth herein, JPMorgan Chase Bank, National Association (“JPMCB”) has agreed to make advances to the Company (“Advances”) hereunder to the extent specified on the transaction schedule attached as Schedule 1 hereto (the “Transaction Schedule”). JPMCB, together with its respective successors and permitted assigns, are referred to herein as the “Financing Providers”, and the types of financings to be made available by them hereunder are referred to herein as the “Financings”. For the avoidance of doubt, the terms of this Agreement relating to types of Financings not indicated on the Transaction Schedule as being available hereunder shall not bind the parties hereto, and shall be of no force and effect.

Accordingly, the parties hereto agree as follows:

Defined Terms

Except as otherwise provided in this Agreement, whenever used herein, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

“Account” has the meaning ascribed to it in Section 8.01(a).

“Administrative Agent” has the meaning ascribed to it in the preamble.

“Advances” has the meaning ascribed to it in the preamble.

“Adverse Claim” means any claim of ownership or any Lien, title retention, trust or other charge or encumbrance, or other type of preferential arrangement having the effect or purpose of creating a Lien, other than Permitted Liens.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Company) at law or in equity, or before or by any governmental authority, domestic or foreign, whether pending, active or, to the Company’s knowledge, threatened against or affecting the Company or its property that could reasonably be expected to result in a Material Adverse Effect.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such Person (whether by virtue of ownership, contractual rights or otherwise). For the purposes of this definition, “control” shall mean the possession, directly or indirectly (including through affiliated entities), of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” shall have meanings correlative thereto.

“Agent” has the meaning ascribed to it in Section 9.01.

“Agent Business Day” means any day on which commercial banks and foreign exchange markets settle payments in each of New York City and the city in which the corporate trust office of the Collateral Agent is located.

“Agreement” has the meaning ascribed to it in the preamble.

“Amendment” has the meaning ascribed to it in Section 6.04.

“Annual Cap” has the meaning ascribed to it in Section 9.02(e).

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company from time to time concerning or relating to bribery or corruption.

“Applicable Law” means, for any Person, all existing and future laws, rules, regulations (including temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders, licenses of and interpretations by any Governmental Authority applicable to such Person and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

“Applicable Margin” has the meaning ascribed to it in the Fee Letter.

“Approval Request” has the meaning ascribed to it in Section 1.02(a).

“Approved” means, with respect to an Approval Request relating to any Portfolio Investment for which the Administrative Agent has received all requested follow-up information, within ten (10) Business Days succeeding the latest date on which it received such Approval Request or follow-up information it has requested, the Administrative Agent has notified the Investment Manager and the Company that the Administrative Agent is approving the purchase of such Portfolio Investment. For the avoidance of doubt, an Approval Request shall not be deemed “not Approved” until such ten (10) Business Day period has elapsed.

“Asset Based Loan” means any loan that (i) was underwritten primarily on the appraised value of the assets securing such Loan and (ii) is governed by a borrowing base.

“Base Rate” shall mean, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.5%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Business Day” means any day on which commercial banks are open in New York City; provided that, with respect to any provisions herein relating to the setting of LIBOR, “Business Day” shall be deemed to exclude any day on which banks are required or authorized to be closed in London, England.

“Calculation Period” means, with respect to any Interest Payment Date, the period commencing on the day immediately following the eighth Business Day prior to the preceding Interest Payment Date (or, in the case of the Calculation Period relating to the first Interest Payment Date, beginning on the Effective Date) and ending on (and including) the eighth Business Day prior to such Interest Payment Date (or (i) in the case of the Calculation Period relating to the first Interest Payment Date, ending on the seventh Business Day prior to such Interest Payment Date and (ii) in the case of the last Calculation Period, ending on (and including) the Business Day immediately preceding the Maturity Date).

“Cash Flow Report” has the meaning ascribed to it in Section 8.03(a).

“CE Cure Account” has the meaning ascribed to it in Section 8.01(a).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means FS Investment Corporation shall no longer be the sole equityholder of the Company; provided, however, that a merger of FS Investment Corporation with another business development company sponsored by Franklin Square Holdings, L.P. or other fundamental change transaction the result of which effectively combines the ownership and/or assets of FS Investment Corporation and a business development company sponsored by Franklin Square Holdings, L.P., or merges or consolidates their respective collateral advisors or sub-advisors shall not constitute a Change of Control.

“Citibank” has the meaning ascribed to it in the preamble.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collateral” has the meaning ascribed to it in Section 8.02.

“Collateral Administration Agreement” means the collateral administration agreement, dated on or about the date hereof, among the Company, the Administrative Agent, the Investment Manager and the Collateral Administrator.

“Collateral Administrator” has the meaning ascribed to it in the preamble.

“Collateral Agent” has the meaning ascribed to it in the preamble.

“Company” has the meaning ascribed to it in the preamble.

“Company LLC Agreement” means the amended and restated limited liability company agreement of Locust Street Funding LLC, dated November 1, 2016.

“Compliance Condition” means, on any date of determination, a condition that is satisfied if the principal amount of then outstanding Advances (assuming that Advances have been made for any outstanding Purchase Commitments which have traded but not settled) minus the Market Value of amounts then on deposit in the Accounts (including cash and Eligible Investments) representing Principal Proceeds and Excess Interest Proceeds, is less than or equal to 53% of the Net Asset Value.

“Concentration Limitations” has the meaning ascribed to it in Schedule 4.

“Corporate Bonds” means debt securities issued by corporations.

“Coverage Event” means (A) the occurrence of both of the following events: (i) the Administrative Agent shall have determined and notified the Investment Manager in writing as of any date that the Net Asset Value does not equal or exceed the product of (a) the Market Value Trigger specified on the Transaction Schedule and (b)(x) the principal amount of the outstanding Advances (assuming that Advances have been made for any outstanding Purchase Commitments which have traded but not settled) minus (y) the Market Value of amounts then on deposit in the Accounts (including cash and Eligible Investments) representing Principal Proceeds and Excess Interest Proceeds; provided that, solely for the purposes of calculating the Net Asset Value under this clause (A)(i), the Market Value for any Portfolio Investment shall not be greater than the par amount thereof; and (ii) a Coverage Event Cure Failure or (B) if in connection with any Coverage Event Cure, a Portfolio Investment sold, contributed or deemed to have been contributed to the Company shall fail to settle within (1) fifteen (15) Business Days from the related Trade Date thereof with respect to Portfolio Investments consisting of loans or Participations, and (2) three (3) Business Days from the related Trade Date thereof with respect to Portfolio Investments consisting of Corporate Bonds or, in each case, in such longer period as may be agreed to by the Administrative Agent in its sole discretion; provided that, the failure of such sale, contribution or deemed contribution to settle within the applicable time frame shall not constitute a “Coverage Event” if the condition set forth in clause (A)(i) of this definition of “Coverage Event” is otherwise satisfied at the end of such time frame.

“Coverage Event Cure” means, on any date of determination, (i) the contribution by Parent of cash to the Company (which shall be deposited in the CE Cure Account) or, with the consent of the Administrative Agent, additional Portfolio Investments to the Company and the pledge and Delivery thereof by the Company to the Collateral Agent pursuant to the terms hereof, (ii) the prepayment by the Company of an aggregate principal amount of Advances (together with accrued and unpaid interest thereon) or (iii) any combination of the foregoing clauses (i) and (ii), in each case during the Coverage Event Cure Period and in an amount such that the Net Asset Value exceeds the product of (a) the Market Value Trigger specified on the Transaction Schedule and (b)(x) the principal amount of the outstanding Advances (assuming that Advances have been made for any outstanding Purchase Commitments which have traded but not settled) minus (y) the Market Value of amounts then on deposit in the Accounts (including cash and Eligible Investments) representing Principal Proceeds and Excess Interest Proceeds; provided that, any Portfolio Investment contributed or deemed to be contributed to the Company in connection with the foregoing must meet all of the applicable Eligibility Criteria (unless otherwise consented to by the Administrative Agent); and provided further, that solely for the purposes of the calculation set forth above, when determining the Net Asset Value, the Market Value for any Portfolio Investment shall not be greater than the par amount thereof. In connection with any Coverage Event Cure, a Portfolio Investment shall be deemed to have been sold or contributed to the Company, as applicable, if there has been a valid, binding and enforceable contract for the assignment of such Portfolio Investment and, in the reasonable judgment of the Investment Manager, such assignment will settle within (1) fifteen (15) Business Days from the related Trade Date thereof with respect to Portfolio Investments consisting of loans or Participations and (2) three (3) Business Days from the related Trade Date thereof with respect to Portfolio Investments consisting of Corporate Bonds; for the avoidance of doubt, a Portfolio Investment will not be deemed to have been sold or contributed in connection with such Coverage Event Cure if such assignment does not settle within its respective timeframe.

“Coverage Event Cure Failure” means each of (i) the inability of the Company to demonstrate (as determined in the sole discretion of the Administrative Agent), prior to the end of the applicable Coverage Event Cure Period, the non-existence of a Coverage Event (whether due to an increase in the Net Asset Value during the Coverage Event Cure Period or otherwise) and (ii) the failure by the Company to effect a Coverage Event Cure as set forth in the definition of such term.

“Coverage Event Cure Period” means the period commencing on the Business Day on which the Administrative Agent notifies the Investment Manager (which such notice shall be given by the Administrative Agent prior to 2:00 p.m., New York City time, on any Business Day, and if not given by such time, such notice shall be deemed to have been given on the next succeeding Business Day) of the occurrence of the events set forth in clause (A)(i) of the definition of the term Coverage Event and ending at (x) the close of business in New York one (1) Business Day thereafter or (y) such later date and time as may be agreed to by the Administrative Agent in its sole discretion.

“Credit Risk Parties” has the meaning ascribed to it in Article VII.

“Current Pay Obligation” means any Portfolio Investment that is in default but as to which no payments are due and payable that are unpaid and with respect to which the Investment Manager has certified to the Administrative Agent (with a copy to the Collateral Administrator and the Collateral Agent) in writing that it believes, in its reasonable business judgment, that (a) the issuer or obligor of such Portfolio Investment will continue to make scheduled payments of interest thereon and will pay the principal thereof by maturity or as otherwise contractually due, or (b) if the issuer or obligor is subject to a bankruptcy proceeding, it has been the subject of an order of a bankruptcy court that permits it to make the scheduled payments on such Portfolio Investment and all interest and principal payments due thereunder have been paid in cash when due.

“Custodial Account” has the meaning ascribed to it in Section 8.01(a).

“Default” has the meaning ascribed to it in Section 1.03.

“Delayed Funding Term Loan” means any Portfolio Investment that (a) requires the holder thereof to make one or more future advances to the obligor under the Underlying Instruments relating thereto, (b) specifies a maximum amount that can be borrowed on one or more fixed borrowing dates, and (c) does not permit the re-borrowing of any amount previously repaid by the obligor thereunder; but any such loan will be a Delayed Funding Term Loan only to the extent of undrawn commitments and only until all commitments by the holders thereof to make advances to the obligor thereon expire or are terminated or reduced to zero.

“Deliver” (and its correlative forms) means the taking of the following steps:

(1)       in the case of Portfolio Investments, Eligible Investments and amounts deposited into the CE Cure Account, by instructing the Securities Intermediary (x) to indicate by book entry that a financial asset comprised thereof has been credited to the Custodial Account and (y) to comply with entitlement orders originated by the Collateral Agent with respect to each such security entitlement without further consent by the Company;

(2)       in the case of each general intangible (including any participation interest that is not, or the debt underlying which is not, evidenced by an instrument), by notifying the obligor thereunder of the security interest of the Collateral Agent; provided the Company shall not be required to notify the obligor unless an Event of Default has occurred and is continuing or a Coverage Event shall have occurred;

(3)       in the case of Possessory Collateral that do not constitute a financial asset forming the basis of a security entitlement delivered to the Collateral Agent pursuant to clause (1) above, by causing (x) the Collateral Agent to obtain possession of such Possessory Collateral in the State of New York, or (y) a person other than the Company and a securities intermediary (A)(I) to obtain possession of such Possessory Collateral in the State of New York, and (II) to then authenticate a record acknowledging that it holds possession of such Possessory Collateral for the benefit of the Collateral Agent or (B)(I) to authenticate a record acknowledging that it will take possession of such Possessory Collateral for the benefit of the Collateral Agent and (II) to then acquire possession of such Possessory Collateral in the State of New York;

(4)       in the case of any account which constitutes a “deposit account” under Article 9 of the UCC, by instructing the Securities Intermediary to continuously identify in its books and records the security interest of the Collateral Agent in such account and, except as may be expressly provided herein to the contrary, establishing dominion and control over such account in favor of the Collateral Agent; and

(5)       with respect to the security interest granted pursuant to Section 8.02, by filing or causing the filing of a financing statement with respect to such Collateral with the Delaware Secretary of State.

“Designated Email Notification Address” means andrew.jordan@gsocap.com and ken.miller@fsinvestments.com, provided that, so long as no Event of Default shall have occurred and be continuing, Parent may, upon at least five (5) Business Day’s written notice to the applicable Agent, designate any other email address with respect to Parent as the Designated Email Notification Address.

“Designated Independent Broker-Dealer” means JPMorgan Securities LLC; provided that, so long as no Coverage Event shall have occurred and no Event of Default shall have occurred and be continuing, Parent may, upon at least five (5) Business Day’s written notice to the applicable Agent, designate another Independent Broker-Dealer as the Designated Independent Broker-Dealer; provided further that, with respect to the proposed sale of a Portfolio Investment, no other Independent Broker-Dealer may be designated as the Designated Independent Broker-Dealer without the consent of the Administrative Agent.

“Effective Date” has the meaning ascribed to it in Section 2.04.

“Eligibility Criteria” means the eligibility criteria set forth in Schedule 3.

“Eligible Assignee” means at the time of any relevant assignment pursuant to Section 10.08 (i), an Affiliate of the related assignor, (ii) a bank, (iii) an insurance company or (iv) any Person, other than, in the case of this clause (iv), (a) any Person primarily engaged in the business of private investment management as a business development company, mezzanine fund, private debt fund, hedge fund or private equity fund, which is in direct or indirect competition with the Company, the Investment Manager or the sub-advisor of the Investment Manager, or any Affiliate thereof that is an investment advisor, (b) any Person controlled by, or controlling, or under common control with, or which is a sponsor of, a Person referred to in clause (a) above, or (c) any Person for which a Person referred to in clause (a) above serves as an investment advisor with discretionary investment authority.

“Eligible Investments” means any (a) cash or (b) dollar denominated investment that, at the time it, or evidence of it, is Delivered to the Collateral Agent (directly or through an intermediary or bailee), is one or more of the following obligations or securities:

(i)	direct Registered debt obligations of, and Registered debt obligations the timely payment of principal and interest on which is fully and expressly guaranteed by, the United States of America or any agency or instrumentality of the United States of America the obligations of which are expressly backed by the full faith and credit of the United States of America that satisfies the Eligible Investment Required Ratings at the time of such investment or contractual commitment providing for such investment; provided, notwithstanding the foregoing, the following securities shall not be Eligible Investments: (i) General Services Administration participation certificates; (ii) U.S. Maritime Administration guaranteed Title XI financing; (iii) Financing Corp. debt obligations; (iv) Farmers Home Administration Certificates of Beneficial Ownership; and (v) Washington Metropolitan Area Transit Authority guaranteed transit bonds;

(ii)	demand and time deposits in, certificates of deposit of, trust accounts with, bankers’ acceptances issued by, or federal funds sold by any depository institution or trust company incorporated under the laws of the United States of America (including Citibank) or any state thereof and subject to supervision and examination by federal and/or state banking authorities, so long as the commercial paper and/or the debt obligations of such depository institution or trust company (or, in the case of the principal depository institution in a holding company system, the commercial paper or debt obligations of such holding company) at the time of such investment or contractual commitment providing for such investment have the Eligible Investment Required Ratings;

(iii)	unleveraged repurchase obligations with respect to (a) any security described in clause (i) above or (b) any other security issued or guaranteed by an agency or instrumentality of the United States of America, in either case entered into with a depository institution or trust company (acting as principal) described in clause (ii) above or entered into with an entity (acting as principal) with, or whose parent company has, the Eligible Investment Required Ratings;

(iv)	Registered debt securities bearing interest or sold at a discount with maturities up to 365 days (but in any event such securities will mature by the next succeeding Interest Payment Date) issued by any entity formed under the laws of the United States of America or any State thereof that have a S&P Rating of “AA” or better at the time of such investment or contractual commitment providing for such investment;

(v)	commercial paper or other short-term debt obligations with the Eligible Investment Required Ratings and that either bear interest or are sold at a discount from the face amount thereof; provided that this clause (v) will not include extendible commercial paper or asset backed commercial paper; and

(vi)	money market funds which have, at the time of such reinvestment, a credit rating of “AAAm” by S&P;

provided that Eligible Investments shall not include (a) any interest-only security, any security purchased at a price in excess of 100% of the par value thereof or any security whose repayment is subject to substantial non-credit related risk as determined in the sole judgment of the Asset Manager, or (b) any security whose rating assigned by Standard & Poor’s includes the subscript “f”, “p”, “q”, “pi”, “r”, “sf” or “t”. Eligible Investments may include those investments with respect to which Citibank or an Affiliate of Citibank is an obligor or provides services.

“Eligible Investment Required Ratings” means a long-term senior unsecured debt rating of at least “A” and a short-term credit rating of at least “A-1” by S&P (or, if such institution has no short-term credit rating, a long-term senior unsecured debt rating of at least “A+” by S&P).

“Eligible Jurisdictions” means Canada, Cayman Islands, Germany, Ireland, Luxembourg, Sweden, Switzerland, The Netherlands, the United Kingdom and the United States.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412, 430 or 431 of the Code).

“ERISA Event” means that (1) the Company has underlying assets which constitute “plan assets” within the Plan Asset Rules or (2) the Company or any ERISA Affiliate sponsors, maintains, contributes to, is required to contribute to or has any liability with respect to any Plan.

“Events of Default” has the meaning ascribed to it in Article VII.

“Excess Concentration Amount” means, as of any date of determination, the sum, without duplication, of the Market Value of each Portfolio Investment, if any, that is in excess of any Concentration Limitations. If multiple Portfolio Investments are in excess of the Concentration Limitations, then from those Portfolio Investments, the Company may select the Portfolio Investments to be counted above, provided that, absent a selection by the Company, Portfolio Investments with the lowest Market Values shall be counted above until the Concentration Limitations are satisfied.

“Excess Interest Proceeds” means, at any time of determination, the excess of (1) amounts then on deposit in the Accounts representing Interest Proceeds over (2) the sum of (a) the projected amount required to be paid pursuant to Section 4.03(b) on the next Interest Payment Date plus (b) $30,000, in each case, as determined by the Company in good faith and in a commercially reasonable manner and verified by in the case of clause (1) the Collateral Agent and otherwise by the Administrative Agent.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by gross or net income (however denominated), franchise Taxes and branch profits Taxes, in each case, imposed as a result of such Recipient being organized under the laws of, or having its principal office or its applicable lending office (or relevant office for receiving payments from or on account of the Company or making funds available to or for the benefit of the Company) located in, the jurisdiction imposing such Tax (or any political subdivision thereof), (b) Other Connection Taxes, (c) U.S. federal withholding Taxes on amounts payable to or for the account of such Recipient that are or would be required to be withheld pursuant to a law in effect on the date on which (i) such Recipient acquires an interest in the Financing Commitment or Advance or becomes the Administrative Agent or (ii) such Recipient changes its office for receiving payments by or on account of the Company or making funds available to or for the benefit of the Company, except in each case to the extent that, pursuant to Section 3.03, amounts with respect to such Taxes were payable either to such Recipient’s assignor immediately before such Recipient became a party hereto or to such Recipient immediately before it changed its office for receiving payments by or on account of the Company or making funds available to or for the benefit of the Company, (d) Taxes attributable to such Lender’s failure to comply with Section 3.03(f), (e) any Taxes imposed under FATCA and (f) U.S. backup withholding Taxes.

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, similar or related non-U.S. Law that correspond to Sections 1471 to 1474 of the Code, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any U.S. or non-U.S. fiscal or regulatory Law, legislation, rules, guidance, notes or practices adopted pursuant to such intergovernmental agreement.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the fee letter, dated on or about the date hereof, among the Lender, the Administrative Agent and the Company, as amended, supplemented or otherwise modified from time to time.

“Financing Commitment” means, with respect to each Financing Provider and each type of Financing available hereunder at any time, the commitment of such Financing Provider to provide such type of Financing to the Company hereunder in an amount up to but not exceeding the portion of the applicable Financing Limit set forth on the Transaction Schedule that is held by such Financing Provider at such time.

“Financing Limit” means the Financing Limit set forth on the Transaction Schedule.

“Financing Providers” has the meaning ascribed to it in the preamble.

“Financings” has the meaning ascribed to it in the preamble.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means (i) any Subsidiary that is not incorporated or organized under the laws of a State within the United States of America or the District of Columbia, and that is a “controlled foreign corporation” within the meaning of Section 957 of the Code with respect to which the Company is a “US Shareholder” within the meaning of Section 951(b) of the Code, or (ii) any Subsidiary all or substantially all of the assets of which are stock or stock equivalents of, or debt interests in, one or more Subsidiaries described in clause (i) above.

“GAAP” means generally accepted accounting principles in the effect from time to time in the United States, as applied from time to time by the Company.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Indebtedness” as applied to any Person, means, without duplication, (i) all obligations of such Person for borrowed money; (ii) all obligations of such Person evidenced by bonds, debentures, notes, deferrable securities or other similar instruments; (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business; (iv) all obligations of such Person as lessee under capital leases; (v) all non-contingent obligations of such Person to reimburse or prepay any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument; (vi) all debt of others secured by a Lien on any asset of such Person, whether or not such debt is assumed by such Person; and (vii) all debt of others guaranteed by such Person and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person or otherwise to assure a creditor against loss.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Company under this Agreement and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning ascribed to it in Section 10.04(b).

“Independent Bid” means a firm bid for the full amount of the relevant Portfolio Investment from an Independent Broker-Dealer.

“Independent Broker-Dealer” means any of the following (as such list may be revised from time to time by mutual agreement of the Company and the Administrative Agent): Bank of America/Merrill Lynch, Barclays Bank, BNP Paribas, Citibank, Credit Suisse, Deutsche Bank, Goldman Sachs, Morgan Stanley, Nomura, Royal Bank of Scotland, UBS, any Affiliate of any of the foregoing, but in no event including the Company or any Affiliate of the Company.

“Ineligible Investment” means, from time to time, any Portfolio Investment that fails, at such time, to satisfy the Eligibility Criteria; provided, that, with respect to any Portfolio Investment for which the Administrative Agent has waived one or more of the criteria set forth on Schedule 3 pursuant to Section 1.03 in its Approval of such Portfolio Investment, the Eligibility Criteria in respect of such Portfolio Investment shall be deemed not to include such waived criteria at any time after such Approval and such Portfolio Investment shall not be considered an “Ineligible Investment” by reason of its failure to meet such waived criteria.

“Ineligible Person” has the meaning ascribed to it in Section 10.08(b).

“Information” means all information received from the Company or the Investment Manager relating to the Company or its business or any obligor in respect of any Portfolio Investment.

“Interest Collection Account” has the meaning ascribed to it in Section 8.01(a).

“Interest Payment Date” means January 15, April 15, July 15 and October 15 of each year during the term of this Agreement or if such date is not a Business Day, then the succeeding Business Day, commencing January 15, 2017.

“Interest Proceeds” means all payments of interest received by the Company in respect of the Portfolio Investments and Eligible Investments (in each case other than accrued interest purchased by the Company, but including proceeds received from the sale of interest accrued after the date on which the Company acquired the related Portfolio Investment), all other payments on the Eligible Investments (for the avoidance of doubt, such other payments shall not include principal payments (including without limitation prepayments, repayments or sale proceeds) with respect to Eligible Investments acquired with Principal Proceeds) and all payments of fees and other similar amounts received by the Company or deposited into any of the Accounts (including commitment fees, facility fees, late payment fees, prepayment premiums, amendment fees and waiver fees, but excluding syndication or other up-front fees and administrative agency or similar fees); provided, however, that for the avoidance of doubt, Interest Proceeds shall not include amounts or Eligible Investments in the CE Cure Account or any proceeds therefrom.

“Investment” means (a) the purchase of any debt or equity security of any other Person, or (b) the making of any loan or advance to any other Person, or (c) becoming obligated with respect to Indebtedness of any other Person.

“Investment Management Agreement” means the Investment Management Agreement, dated on the date hereof, between the Company and the Investment Manager relating to the management of the Portfolio Investments, as amended, restated, supplemented or otherwise modified from time to time.

“Investment Manager” means FS Investment Corporation, a Maryland corporation.

“IRS” means the United States Internal Revenue Service.

“JPMCB” has the meaning ascribed to it in the preamble.

“Lender” means a Financing Provider with a Financing Commitment to make Advances hereunder or who has Advances outstanding hereunder.

“Letter of Credit” means a facility whereby (i) a fronting bank issues or will issue a letter of credit for or on behalf of a borrower, (ii) if the letter of credit is drawn upon, and the borrower does not reimburse the letter of credit agent bank, the lender/participant is obligated to fund its portion of the facility, and (iii) the letter of credit agent bank passes on (in whole or in part) the fees and any other amounts it receives for providing the letter of credit to the lender.

“LIBO Rate” means, for each Calculation Period, the greater of (A) 0.00% and (B)(i) the rate per annum equal to the offered rate which appears on the page of the Reuters Screen which displays an average Inter-continental Exchange Benchmark Administration Ltd. Interest Settlement Rate for dollar deposits (for delivery on the first day of such Calculation Period) with a term equivalent to the LIBOR Period, determined as of approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Calculation Period, or (ii) if the rate referenced in the preceding clause (B)(i) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays an average Intercontinental Exchange Benchmark Administration Ltd. Interest Settlement Rate for dollar deposits (for delivery on the first day of such Calculation Period) with a term equivalent to the LIBOR Period, determined as of approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Calculation Period. The LIBO Rate shall be determined by the Administrative Agent (and notified to the Collateral Administrator), and such determination shall be conclusive absent manifest error.

“LIBOR Period” has the meaning ascribed to it in the Fee Letter.

“Lien” means any security interest, lien, charge, pledge, preference, equity or encumbrance of any kind, including tax liens, mechanics’ liens and any liens that attach by operation of law.

“Loan/Assignment Agreement” has the meaning ascribed to it in Section 8.01(a).

“Loan Documents” has the meaning ascribed to it in Section 2.04(b).

“Margin Stock” has the meaning provided such term in Regulation U of the Board of Governors of the Federal Reserve Board.

“Market Value” means, on any date of determination, (i) with respect to each Portfolio Investment held by the Company that is a Senior Secured Loan or a Second Lien Loan, the aggregate outstanding amount of such Portfolio Investment multiplied by, (x) the indicative bid-side price determined by LoanX, Inc. or (y) if the Administrative Agent determines in its sole discretion that the indicative bid-side price to be obtained in clause (x) above is unavailable or is not indicative of the actual current market value, the market value of such Senior Secured Loan or Second Lien Loan as determined by the Administrative Agent in good faith and in a commercially reasonable manner, after taking into consideration observable trading levels while accounting for size; (ii) with respect to any other Portfolio Investment or Eligible Investment (other than cash) held by the Company, the aggregate outstanding amount of such Portfolio Investment or Eligible Investment multiplied by the market value (expressed as a percentage) of such Portfolio Investment or Eligible Investment as determined by the Administrative Agent in good faith and in a commercially reasonable manner; and (iii) with respect to any cash held by the Company, the amount of such cash; provided, however, a Portfolio Investment shall have a Market Value of $0 if (i) the related Approval Request was not Approved by the Administrative Agent or (ii) it is an Ineligible Investment. Except as otherwise herein expressly provided, the Market Value for any Portfolio Investment or Eligible Investment shall not be greater than the par amount thereof. So long as no Coverage Event has occurred or Event of Default has occurred and is continuing, the Borrower shall have the right to initiate a dispute of the Market Value of certain Portfolio Investments as set forth in Section 1.05(b) and Market Value may then be determined in accordance with Section 1.05(b).

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of the Company or the Investment Manager, (b) the ability of the Company or the Investment Manager to perform its obligations under this Agreement or any of the other Loan Documents or (c) the rights of or benefits available to the Administrative Agent or the Lenders under this Agreement or any of the other Loan Documents;

“Material Amendment” means any amendment, modification or supplement to this Agreement that (i) increases the Financing Commitment of any Lender, (ii) reduces the principal amount of any Advance or reduces the rate of interest thereon, or reduces any fees payable hereunder, (iii) postpones the scheduled date of payment of the principal amount of any Advance, or any interest thereon, or any other amounts payable hereunder, or reduces the amount of, waives or excuses any such payment, or postpones the scheduled date of expiration of any Financing Commitment, (iv) changes any provision in a manner that would alter the pro rata sharing of payments required hereby, or (v) changes any of the provisions of Section 10.08 or the definition of “Required Financing Providers” or any other provision hereof specifying the number or percentage of Financing Providers required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder.

“Maturity Date” means the date that is the earliest of (1) the Scheduled Termination Date set forth on the Transaction Schedule, (2) the date on which the Secured Obligations become due and payable following the occurrence of an Event of Default under Article VII and (3) the date specified for optional redemption in full in the written notice delivered pursuant to Section 4.03.

“Moody’s Classified Industry” means an industry classified by a given Moody’s Industry Classification Group.

“Moody’s Industry Classification Group” has the meaning set forth in Exhibit B hereto.

“Net Asset Value” means the sum of the Market Value of each Portfolio Investment (both owned and in respect of which there are outstanding Purchase Commitments which have traded but not settled) in the Portfolio that is not (x) an Ineligible Investment or (y) a Portfolio Investment which has traded but not settled within (1) fifteen (15) Business Days from the related Trade Date thereof with respect to Portfolio Investments consisting of loans or Participations and (2) three (3) Business Days from the related Trade Date thereof with respect to Portfolio Investments consisting of Corporate Bonds minus the Excess Concentration Amount.

“Net Purchased Loan Balance” means, as of any date of determination, an amount equal to (a) the aggregate principal balance of all Portfolio Investments acquired by the Company prior to such date minus (b) the aggregate principal balance of all Portfolio Investments repurchased by the Parent or an Affiliate thereof prior to such date.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising as a result of such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes imposed with respect to an assignment, grant of a participation, designation of a new office for receiving payments by or on account of a Recipient.

“Parent” means FS Investment Corporation, a Maryland corporation that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended.

“Participant” has the meaning ascribed to it in Section 10.08(c).

“Participant Register” has the meaning ascribed to it in Section 10.08(d).

“Participation” means an undivided participation interest in a Portfolio Investment that is a loan.

“Participation Agreement” means the participation agreement, dated as of November 1, 2016, between the Parent and the Company.

“Permitted Distribution” means, only during the Reinvestment Period:

(a)       distributions of Interest Proceeds (at the discretion of the Company) (i) to Parent (or other permitted equity holders of the Company) or (ii) to the Investment Manager in respect of accrued management fees payable in accordance with the Investment Management Agreement; provided that amounts may be distributed pursuant to this paragraph (a) only to the extent of available Excess Interest Proceeds and so long as after giving effect to any such distribution, the Compliance Condition is satisfied and would be satisfied after funding any outstanding purchase commitments; and

(b)       distributions of Principal Proceeds to Parent (or other permitted equity holders of the Company) so long as after giving effect to any such distribution, the Compliance Condition is satisfied and would be satisfied after funding any outstanding purchase commitments. Parent may contribute Portfolio Investments to the Company in order to enable the Company to satisfy the foregoing conditions of this paragraph (b); provided that (i) the Company’s purchase of any such Portfolio Investments must be made in compliance with the provisions set forth in Section 1.02 and (ii) the Market Value of such Portfolio Investments shall be $0 unless the Administrative Agent approves such purchase.

“Permitted Lien” means any of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced (a) Liens for Taxes if such Taxes shall not at the time be due and payable or if a Person shall currently be contesting the validity thereof in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of such Person, (b) Liens imposed by law, such as materialmen’s, warehousemen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens, arising by operation of law in the ordinary course of business for sums that are not overdue or are being contested in good faith, (c) with respect to any collateral underlying a Portfolio Investment, the Lien in favor of the Company herein and Liens permitted under the Underlying Instruments, (d) as to agented Portfolio Investments, Liens in favor of the agent on behalf of all the lenders of the related obligor, and (e) Liens granted pursuant to or by the Loan Documents.

“Permitted Transaction” means the sale of Portfolio Investments to the Parent in connection with a financing the proceeds of which will be used to make the repayment of Advances by January 31, 2017 contemplated by Section 4.03(a) of this Agreement.

“Person” means any natural person, corporation, partnership, trust, limited liability company, association, governmental authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Company or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Plan Asset Rules” means the regulations issued by the United States Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the United States Code of Federal Regulations, as modified by Section 3(42) of ERISA.

“Portfolio” has the meaning ascribed to it in Section 1.01.

“Portfolio Investments” has the meaning ascribed to it in the preamble.

“Position Report” has the meaning ascribed to it in Section 8.03(a).

“Possessory Collateral” means Portfolio Investments consisting of money or instruments.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Principal Collection Account” has the meaning ascribed to it in Section 8.01(a).

“Principal Proceeds” means all amounts received by the Company with respect to the Portfolio Investments or any other Collateral, and all amounts otherwise on deposit in the Accounts (including cash contributed by the Company), in each case other than Interest Proceeds.

“Proceedings” has the meaning ascribed to it in Section 10.09(b).

“Purchase” has the meaning ascribed to it in Section 1.01.

“Purchase Commitment” has the meaning ascribed to it in Section 1.02(a).

“Recipient” means any Agent and any Lender, as applicable.

“Register” has the meaning ascribed to it in Section 3.01(c).

“Registered” means a debt obligation that is issued after July 18, 1984, and that is in registered form within the meaning of Section 881(c)(2)(B)(i) of the Code and the United States Treasury regulations promulgated thereunder, provided that an interest in a grantor trust will be considered to be Registered if such interest is in registered form and each of the obligations or securities held by such trust was issued after July 18, 1984.

“Reinvestment Period” means the period beginning on, and including, the Effective Date and ending on, but excluding, November 1, 2019.

“Related Parties” has the meaning ascribed to it in Section 9.01.

“Repayment Event” means an event that occurs if at any time during the Reinvestment Period the Company has properly delivered at least ten (10) Approval Requests over the course of the prior twelve (12) calendar months, so long as each such Approval Request would have satisfied all conditions set forth in this Agreement, and the Administrative Agent has not Approved at least five (5) of such Approval Requests.

“Required Financing Providers” means, at all times, JPMCB.

“Restricted Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares or other equity interests in the Company now or hereafter outstanding; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares or other equity interests in the Company now or hereafter outstanding; and (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares or other equity interests in the Company now or hereafter outstanding.

“Restricted Security” has the meaning ascribed to it in Schedule 1.

“Revolving Credit Facility” means any Portfolio Investment (other than a Delayed Funding Term Loan) that is a loan (including revolving loans, including funded and unfunded portions of revolving credit lines and letter of credit facilities, unfunded commitments under specific facilities and other similar loans and investments) that by its terms may require one or more future advances to be made to the obligor by the Company, provided that any such loan will be a Revolving Credit Facility only until all commitments to make advances to the Company expire or are terminated or irrevocably reduced to zero.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business or any successor to the ratings business thereof.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons.

“Second Lien Loan” means any interest in a loan, including any assignment of or participation in or other interest in a loan, that (i) is not (and that by its terms is not permitted to become) subordinate in right of payment to any other obligation of the related obligor other than a Senior Secured Loan with respect to the liquidation of such obligor or the collateral for such loan, (ii) is secured by a valid second priority perfected Lien to or on specified collateral securing the related obligor’s obligations under the loan, which Lien is not subordinate to the Lien securing any other debt for borrowed money other than a Senior Secured Loan on such specified collateral (subject to Liens permitted under the applicable Underlying Instrument that are reasonable for similar loans) and (iii) the Investment Manager determines in good faith that the value of the collateral for such loan or the enterprise value securing the loan on or about the time of acquisition equals or exceeds the outstanding principal balance of the loan plus the aggregate outstanding balances of all other loans of equal or higher seniority secured by a Lien over the same collateral.

“Secured Obligations” has the meaning ascribed to it in Section 8.02.

“Secured Parties” has the meaning ascribed to it in Section 8.02.

“Securities Intermediary” has the meaning ascribed to it in the preamble.

“Settlement Date” has the meaning ascribed to it in Section 1.03.

“Senior Secured Loan” means any interest in a loan, including any assignment of or participation in or other interest in a loan, that (i) is not (and is not expressly permitted by its terms to become) subordinate in right of payment to any obligation of the obligor in any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings, (ii) is secured by a pledge of collateral, which security interest is validly perfected and first priority under Applicable Law (subject to liens permitted under the applicable credit agreement that are reasonable for similar loans, and liens accorded priority by law in favor of any Governmental Authority), and (iii) the Investment Manager determines in good faith that the value of the collateral for such loan or the enterprise value securing the loan on or about the time of acquisition equals or exceeds the outstanding principal balance of the loan plus the aggregate outstanding balances of all other loans of equal or higher seniority secured by a first priority Lien over the same collateral. For the avoidance of doubt, debtor-in-possession loans shall constitute Senior Secured Loans.

“Solvent” means, with respect to any entity, that as of the date of determination, both (i) (a) the sum of such entity’s debt (including contingent liabilities) does not exceed the present fair value of such entity’s present assets; (b) such entity’s capital is not unreasonably small in relation to its business as contemplated on the date of this Agreement; and (c) such entity has not incurred debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such entity is “solvent” within the meaning given that term and similar terms under laws applicable to it relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Purpose Provisions” shall have the meaning given to such term in the Company LLC Agreement.1

“Structured Finance Obligation” means an obligation issued by a special purpose vehicle and secured directly by, referenced to, or representing ownership of, a pool of receivables or other financial assets of any obligor, including collateralized debt obligations and mortgage-backed securities.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“Synthetic Security” means a security or swap transaction, other than a participation or a Letter of Credit, that has payments associated with either payments of interest on and/or principal of a reference obligation or the credit performance of a reference obligation.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest or penalties applicable thereto.

“Total Principal Balance” means the sum of (i) the outstanding principal balances of all Portfolio Investments and (ii) the Market Value of amounts on deposit in the Accounts (including cash and Eligible Investments) representing Principal Proceeds.

“Trade Date” has the meaning ascribed to it in Section 1.03.

“Transaction Schedule” has the meaning ascribed to it in the preamble.

“UCC” means the Uniform Commercial Code as in effect from time to time in the state of the United States that governs any relevant security interest.

1 To be confirmed.

“Underlying Instruments” means the loan agreement, credit agreement or other customary agreement pursuant to which a Portfolio Investment has been created or issued and each other agreement that governs the terms of or secures the obligations represented by such Portfolio Investment or of which the holders of such Portfolio Investment are the beneficiaries.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning ascribed to it in Section 3.03.

ARTICLE I

THE PORTFOLIO INVESTMENTS

Section 1.01. Purchases of Portfolio Investments.

From time to time during the Reinvestment Period, the Company may acquire or originate Portfolio Investments, or request that Portfolio Investments be acquired or originated for the Company’s account, all on and subject to the terms and conditions set forth herein. Each such acquisition or origination is referred to herein as a “Purchase”, and all Portfolio Investments so Purchased and not otherwise sold or liquidated are referred to herein as the Company’s “Portfolio.”

Section 1.02. Procedures for Purchases and Related Financings.

(a)       Timing of Approval Requests. No later than five (5) Agent Business Days (or such shorter period as the Administrative Agent may agree in its sole discretion) before the date on which the Company proposes that a commitment to acquire any Portfolio Investment be made by it or for its account (a “Purchase Commitment”), the Company shall cause the Investment Manager to deliver to the Administrative Agent a request (an “Approval Request”) for such Purchase.

(b)       Contents of Approval Requests. Each Approval Request shall consist of one or more electronic submissions to the Administrative Agent (transmitted in such a manner as the Administrative Agent may specify to the Investment Manager and the Company from time to time), shall be substantially in the form attached as Schedule 2 hereto and shall be accompanied by such other information as the Administrative Agent may reasonably request.

(c)       [RESERVED].

(d)       Right of the Administrative Agent to Approve Approval Requests. The Administrative Agent shall have the right, on behalf of all Financing Providers, in its sole and absolute discretion, to Approve or not Approve any Approval Request and to request additional information regarding any proposed Portfolio Investment. The Administrative Agent shall notify the Investment Manager and the Company (including via e-mail or other electronic messaging system) of its Approval or failure to Approve each Approval Request (and, if Approved, an initial determination of the Market Value for the related Portfolio Investment) no later than the fifth (5th) Agent Business Day succeeding the date on which it receives such Approval Request and any information reasonably requested in connection therewith. With respect to any Approved Approval Request, the Administrative Agent shall promptly forward such request to the Lenders, together with a preliminary indication of the amount and type of Financing that each Lender is being asked to provide in connection therewith.

Section 1.03. Conditions to Purchases.

No Purchase Commitment or Purchase shall be entered into unless each of the following conditions is satisfied (or waived as provided below) as of the date (such Portfolio Investment’s “Trade Date”) on which such Purchase Commitment is entered into (and such Portfolio Investment shall not be Purchased unless each of the following conditions is satisfied or waived as of such Trade Date):

(1)       the related Trade Date is not later than ten (10) Agent Business Days after the date on which the Administrative Agent has Approved or not Approved the related Approval Request;

(2)       the related Approval Request accurately describes such Portfolio Investment and such Portfolio Investment satisfies the Eligibility Criteria;

(3)       the proposed settlement date for such Portfolio Investment is not later than the end of the Reinvestment Period;

(4)       no Event of Default or event that, with notice or lapse of time or both, would constitute an Event of Default (a “Default”), in each case, has occurred and is continuing;

(5)       after giving effect to the Purchase of such Portfolio Investment and the related provision of Financing (if any) hereunder, the Compliance Condition is satisfied.

The Administrative Agent, on behalf of the Financing Providers, may waive any condition to a Purchase specified above in this Section 1.03 by written notice thereof to the Company, the Collateral Administrator, the Investment Manager and the Collateral Agent. For the avoidance of doubt, if any of the conditions specified above in this Section 1.03 are not satisfied, the Company shall identify each such condition that is not met (with a description in reasonable detail of such deviation) in such Approval Request.

If the above conditions to a Purchase are satisfied or waived, the Investment Manager shall determine, in consultation with the Administrative Agent and with notice to any applicable Financing Providers and the Collateral Administrator, the date on which such Purchase shall settle (the “Settlement Date” for such Portfolio Investment).

The parties hereto agree that for all purposes of this Agreement, the Trade Date for a Participation shall be the date upon which such Participation is acquired by the Company and the Settlement Date therefor, and all references herein to the settlement of a Participation, shall be the date that such Participation is elevated to a legal assignment of the underlying loan.

Section 1.04.      Sales of Portfolio Investments.

The Company will not sell, transfer or otherwise dispose of any Portfolio Investment or any other asset without the prior consent of the Administrative Agent (acting at the direction of the Required Financing Providers), except that, (i) the Company may make Permitted Distributions in accordance with this Agreement and (ii) the Company may sell any Portfolio Investment, Ineligible Investment or other asset so long as such sale is on an arm’s length basis and, after giving effect thereto, no Coverage Event has occurred and no Default or Event of Default has occurred and is continuing.

Notwithstanding anything in this Agreement to the contrary: (i) following the occurrence and during the continuance of an Event of Default, the Company shall have no right to cause the sale, transfer or other disposition of a Portfolio Investment or any other asset (including, without limitation, the transfer of amounts on deposit in the Accounts) without the consent of the Administrative Agent, (ii) following the occurrence of a Coverage Event, the Company shall use commercially reasonable efforts to sell any or all of the Collateral (individually or in lots, including a lot comprised of all of the Portfolio Investments) at the sole direction of, and in the manner (including, without limitation, the time of sale, sale price, principal amount to be sold and purchaser) required by the Administrative Agent (provided that each such sale shall be made at the direction of the Required Financing Providers) at then-current fair market values and in accordance with the Administrative Agent’s standard market practices, and the proceeds thereof shall be deposited into the CE Cure Account (iii) following the occurrence of a Coverage Event, the Investment Manager shall have no right to act on behalf of, or otherwise direct, the Company, the Administrative Agent, the Collateral Agent or any other person in connection with a sale of Portfolio Investments pursuant to any provision of this Agreement and (iv) in connection with any Coverage Event Cure, the Company shall cause the Investment Manager to use its best efforts to effect an assignment of any Portfolio Investment within the applicable time period specified in the definition of Coverage Event Cure; provided that in connection with any sale of Portfolio Investments required by the Administrative Agent (or the Required Financing Providers) pursuant to (x) the preceding clause (ii) or (y) Section 8.02(c) following the occurrence of an Event of Default, in connection with such sale, the applicable Agent shall (a) use commercially reasonable efforts to solicit a bid for such Portfolio Investments from the Designated Independent Broker-Dealer, (b) use reasonable efforts to notify the Company at the Designated Email Notification Address promptly upon distribution of bid solicitations regarding the sale of such Portfolio Investments and (c) sell such Portfolio Investments to the Designated Independent Broker-Dealer if the Designated Independent Broker-Dealer provides the highest bid in the case where bids are received in respect of the sale of such Portfolio Investments, it being understood that if the Designated Independent Broker-Dealer provides a bid to the applicable Agent that is the highest bona fide bid to purchase a Portfolio Investment on a line-item basis where such Portfolio Investment is part of a pool of Portfolio Investments for which there is a bona fide bid on a pool basis proposed to be accepted by the applicable Agent (in its sole discretion), then the applicable Agent shall accept any such line-item bid only if such line-item bid (together with any other line-item bids by the Designated Independent Broker-Dealer or any other bidder for other Portfolio Investments in such pool) is greater than the bid on a pool basis. For purposes of this paragraph, the applicable Agent shall be entitled to disregard as invalid any bid submitted by any Independent Broker-Dealer if, in such Agent’s good faith judgment: (i) either (x) such Independent Broker-Dealer is ineligible to accept assignment or transfer of the relevant Portfolio Investments or any portion thereof, as applicable, substantially in accordance with the then-current market practice in the principal market for the relevant Portfolio Investments or (y) such Independent Broker-Dealer would not, through the exercise of its commercially reasonable efforts, be able to obtain any consent required under any agreement or instrument governing or otherwise relating to the relevant Portfolio Investments to the assignment or transfer of the relevant Portfolio Investments or any portion thereof, as applicable, to it; or (ii) such bid is not bona fide, including, without limitation, due to (x) the insolvency of the Independent Broker-Dealer or (y) the inability, failure or refusal of the Independent Broker-Dealer to settle the purchase of the relevant Portfolio Investments or any portion thereof, as applicable, or otherwise settle transactions in the relevant market or perform its obligations generally.

Following the occurrence of a Coverage Event or an Event of Default, in connection with any sale of a Portfolio Investment directed by the Administrative Agent pursuant to this Section 1.04 and the application of the net proceeds thereof, the Company hereby appoints the Administrative Agent as the Company’s attorney-in-fact (it being understood that the Administrative Agent shall not be deemed to have assumed any of the obligations of the Company by this appointment), with full authority in the place and stead of the Company and in the name of the Company to effectuate the provisions of this Section 1.04 (including, without limitation, the power to execute any instrument which the Administrative Agent or the Required Financing Providers may deem necessary or advisable to accomplish the purposes of this Section 1.04 or any direction or notice to the Collateral Agent in respect to the application of net proceeds of any such sales). None of the Administrative Agent, the Financing Providers, the Collateral Administrator, the Securities Intermediary, the Collateral Agent nor any affiliate of any thereof shall incur any liability to the Company, the Investment Manager or any other person in connection with any sale effected at the direction of the Administrative Agent in accordance with this Section 1.04, including, without limitation, as a result of the price obtained for any Portfolio Investment, the timing of any sale or sales of Portfolio Investments or the notice or lack of notice provided to any person in connection with any such sale, so long as, in the case of the Administrative Agent only, any such sale does not violate Applicable Law.

After the termination of the Financing Commitments and the payment in full in cash of the Secured Obligations, any remaining proceeds of any sale or transfer of the Collateral shall be delivered to the Company.

Section 1.05.   Review of Portfolio Investments.

(a)       Two (2) Business Days prior to each Interest Payment Date, or on such other date as the Administrative Agent may reasonably request, the Company shall provide information related to the Portfolio Investments, including financials and such other information as the Administrative Agent shall reasonably request, to the Administrative Agent. If the Company receives any other information related to a Portfolio Investment (whether during a month in which an Interest Payment Date falls or otherwise), the Company shall make reasonable efforts to promptly provide such information to the Administrative Agent. In addition, on the 20th day of each calendar month, commencing in November 2016, and upon request by the Administrative Agent, the Company shall cause the Investment Manager to provide reports relating to the Portfolio Investments by such means as mutually agreed upon by the Administrative Agent and the Investment Manager.

(b)       The Company, acting in good faith and in a commercially reasonable manner, may dispute the Market Value of some or all of the Portfolio Investments. By no later than 10:00 a.m., New York City Day, on the next Business Day of the related date of determination, the Company may obtain an Independent Bid. The Independent Bid must be maintained by the Independent Broker-Dealer and actionable for the Administrative Agent before 12:00 noon, New York City time, on such next Business Day. If the Company obtains an Independent Bid and submits to the Administrative Agent evidence of such Independent Bid no later than 10:00 a.m., New York City time, on such next Business Day, then such Independent Bid shall be used to determine the Market Value of such Portfolio Investment. Notwithstanding the foregoing, the Administrative Agent shall be entitled to disregard as invalid any Independent Bid submitted by any Independent Broker-Dealer if, in the Administrative Agent’s good faith judgment: (i) such Independent Broker-Dealer is ineligible to accept assignment or transfer of the relevant Portfolio Investment or portion thereof, as applicable, substantially in accordance with the then-current market practice in the principal market for such Portfolio Investment, as reasonably determined by the Administrative Agent; or (ii) such firm bid or such firm offer is not bona fide due to the insolvency of the Independent Broker-Dealer or that, as of the relevant date of determination, the Administrative Agent determines in good faith that such Independent Broker-Dealer is in default under purchase contracts for assets similar to the Portfolio Investment in an aggregate amount in excess of $250,000,000. For the avoidance of doubt, the Market Value of any (i) Portfolio Investment that has not been Approved by the Administrative Agent or (ii) Ineligible Investment shall be $0 and cannot be disputed.

Section 1.06. Deposits and Contributions by Parent. Notwithstanding any other provision of this Agreement, Parent may, from time to time in its sole discretion, (x) deposit amounts into the Principal Collection Account, and/or (y) transfer Portfolio Investments as equity contributions to the Company. All such amounts will be included in each applicable calculation to the extent provided under this Agreement, including, without limitation, calculation of Market Value, Net Asset Value, the Compliance Condition and Coverage Events.

ARTICLE II

THE FINANCINGS

Section 2.01.   Financing Commitments.

Subject to the terms and conditions set forth herein, on the Effective Date, each Financing Provider hereby severally agrees to make available to the Company the types of Financing identified on the Transaction Schedule as applicable to such Financing Provider, in U.S. dollars, in an aggregate amount, for such Financing Provider and such type of Financing, not exceeding the amount of its Financing Commitment for such type of Financing. All Advances shall be made on the Effective Date. The Financing Commitments shall terminate immediately after the Advances have been made on the Effective Date.

Section 2.02. Advance.

Subject to the satisfaction or waiver of the conditions set forth in Sections 2.03 and 2.04, each Financing Provider as of the Effective Date agrees, severally and not jointly, to make or cause to be made on the Effective Date, an Advance in an aggregate principal amount equal to its portion of the Financing Limit subject to the conditions set forth in this Agreement. Each Financing Provider shall make its Advance available to the Company no later than 12:00 p.m. (New York City time) on the Effective Date in accordance with the terms set forth in Section 3.01.

Section 2.03.   Financings.

With respect to the Advances, the Company shall cause the Investment Manager to submit a request substantially in the form of Exhibit A to the Lenders and the Administrative Agent, with a copy to the Collateral Agent and the Collateral Administrator, not later than 2:00 p.m. New York City time, two (2) Business Days prior to the Business Day specified as the date on which the Advances shall be made and, upon receipt of such request, the Lenders shall make the Advances in accordance with the terms set forth in Section 3.01.

Section 2.04.   Other Conditions to Financings.

Notwithstanding anything to the contrary herein, the obligations of the Lenders to make the Advances shall not become effective until the date (the “Effective Date” on which each of the following conditions is satisfied (or waived by the Administrative Agent in its sole discretion)):

(a)       Executed Counterparts. The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)       Loan Documents. The Administrative Agent shall have received satisfactory evidence that the Collateral Administration Agreement, the Fee Letter, the Participation Agreement, upon execution, and the Investment Management Agreement (such documents, together with this Agreement, the “Loan Documents”) have been executed and are in full force and effect, that the participations contemplated by the Participation Agreement shall have been consummated, that the indenture with the Company, as issuer, and Citibank, N.A., as Trustee, dated as of September 26, 2012 (the “Locust Indenture”) has been discharged and the amended and restated repurchase agreement dated as of March 1, 2016 between JPMorgan Chase Bank, N.A., London Branch and Race Street Funding LLC has been terminated.

(c)       Corporate Documents. The Administrative Agent shall have received certified copies of the resolutions of the board of managers (or similar items) of the Company and the Investment Manager approving the Loan Documents to be delivered by it hereunder and the transactions contemplated hereby, certified by its secretary or assistant secretary. Good standing certificates for each of the Company and the Investment Manager issued by the applicable Governmental Authority of its jurisdiction of organization. A certificate of the secretary or assistant secretary of each of the Company and the Investment Manager certifying the names and true signatures of the officers authorized on its behalf to sign this Agreement and the other Loan Documents to be delivered by it.

(d)       Payment of Fees, Etc. The Administrative Agent, the Lenders, the Collateral Agent and the Collateral Administrator shall have received all fees and other amounts due and payable by the Company in connection herewith on or prior to the Effective Date and, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including legal fees and expenses) required to be reimbursed or paid by the Company hereunder.

(e)       Patriot Act, Etc. To the extent requested by the Administrative Agent or any Lender, the Administrative Agent or such Lender, as the case may be, shall have received all documentation and other information required by regulatory authorities under the USA PATRIOT Act (Title III of Pub. L. 107 56 (signed into law October 26, 2001)) and other applicable “know your customer” and anti-money laundering rules and regulations.

(f)       Filings. Copies of proper financing statements, as may be necessary or, in the opinion of the Administrative Agent, desirable under the UCC of all appropriate jurisdictions or any comparable law to perfect the security interest of the Collateral Agent on behalf of the Secured Parties in all Collateral in which an interest may be pledged hereunder.

(g)       Certain Acknowledgements and Search Reports. The Administrative Agent shall have received (a) UCC, tax and judgment lien searches and (b) such other searches that the Administrative Agent deems necessary or appropriate.

(h)       Officers’ Certificates of the Company Regarding This Agreement. An officer’s certificate of the Company stating that, to the best of the signing officer’s knowledge, there has been no Event of Default under this Agreement and that all representations and warranties of the Company are true and correct in all material respects as of the Effective Date (provided that to the extent such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date).

(i)       Opinions. Legal opinions of Clifford Chance US LLP, counsel for the Company and the Investment Manager, and counsel for the Collateral Agent each in form and substance reasonably satisfactory to the Administrative Agent covering such matters as the Administrative Agent may reasonably request.

(j)       Participation Agreement and Opinion. If a Portfolio Investment is a participation, the Administrative Agent shall have received the executed Participation Agreement and a legal opinion of Clifford Chance US LLP in form and substance reasonably satisfactory to the Administrative Agent relating to the Participation Agreement.

(k)      Compliance Condition. The Compliance Condition is satisfied.

(l)       Title. The Company has good title to all Portfolio Investments on Schedule 7 hereto, free and clear of all Liens other than Permitted Liens.

(m)     Other Documents. Such other documents as the Administrative Agent may reasonably require.

ARTICLE III

ADDITIONAL TERMS APPLICABLE TO THE FINANCINGS

Section 3.01. The Advances.

(a)       Making the Advances. If the Lenders are required to make the Advances to the Company as provided in Section 2.02, then each Lender shall make its Advance on the proposed date thereof by wire transfer of immediately available funds by 3:00 p.m., New York City time, to the Company or its designee. Each Lender at its option may make any Advance by causing any domestic or foreign branch or affiliate of such Lender to make such Advance, provided that any exercise of such option shall not affect the obligation of the Company to repay such Advance in accordance with the terms of this Agreement. Once drawn, Advances may only be repaid or prepaid in accordance with this Agreement and may not be reborrowed.

(b)       Interest on the Advances. All outstanding Advances shall bear interest (from and including the date on which such Advance is made) at a per annum rate equal to the LIBO Rate for each Calculation Period in effect plus the Applicable Margin. Notwithstanding the foregoing, if any principal of or interest on any Advance is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to 2% plus the rate otherwise applicable to the Advances as provided in the preceding sentence.

(c)       Evidence of the Advances. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Company to such Lender resulting from each Advance made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. The Administrative Agent, acting solely for this purpose as an agent of the Company, shall maintain at one of its offices in the United States a register (the “Register”) in which it shall record the names and addresses of the Lenders and the Financing Commitment of, and principal amount of the Advances (and related interest amounts) due and payable or to become due and payable from the Company to each Lender hereunder, a copy of each assignment and assumption delivered to it and the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof. The entries made in the Register shall be conclusive absent manifest error, and the parties hereto shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender and the owner of the amounts owing to it hereunder as reflected in the Register for all purposes of this Agreement, notwithstanding notice to the contrary.

Any Lender may request that Advances made by it be evidenced by a promissory note. In such event, the Company shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or its registered assigns) and in a form approved by the Administrative Agent. Notwithstanding the creation of a promissory note, any transfer of an interest in such note shall not be effective until reflected in the Register. Thereafter, the Advances evidenced by such promissory note and interest thereon shall at all times be represented by one or more promissory notes in such form payable to such payee and its registered assigns.

(d)       Pro Rata Treatment. Except as otherwise provided herein, all borrowings of, and payments in respect of, the Advances shall be made on a pro rata basis by or to the Lenders in accordance with their respective portions of the Financing Commitments in respect of Advances held by them or, if no Financing Commitments then exist, their respective portions of the Advances.

(e)       Illegality. Notwithstanding any other provision of this Agreement, if any Lender or the Administrative Agent shall notify the Company that the adoption of any law, rule or regulation, or any change therein or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for a Lender or the Administrative Agent to perform its obligations hereunder to fund or maintain Advances hereunder, then (1) the obligation of such Lender or the Administrative Agent hereunder shall immediately be suspended until such time as such Lender or the Administrative Agent determines (in its sole discretion) that such performance is again lawful, (2) such Lender or the Administrative Agent, as applicable, shall use reasonable efforts (which will not require such party to incur a loss, other than immaterial, incidental expenses), to transfer within twenty (20) days after it gives notice under this clause (e), all of its rights and obligations under this Agreement to another of its offices, branches or affiliates with respect to which such performance would not be unlawful, and (3) if such Lender or the Administrative Agent is unable to effect a transfer under clause (2), then any outstanding Advances of such Lender shall be promptly paid in full by the Company (together with all accrued interest and other amounts owing hereunder) but not later than the end of the then-current Calculation Period (or, if sooner repayment is required by law, be repaid within ten (10) Business Days of such Lender giving the Company notice thereof); provided that, to the extent that any such adoption or change makes it unlawful for the Advances to bear interest by reference to the LIBO Rate, then the foregoing clauses (1) through (3) shall not apply and the Advances shall bear interest (from and after the last day of the Calculation Period ending immediately after such adoption or change) at a per annum rate equal to the Base Rate plus the Applicable Margin for Advances set forth in the Fee Letter.

(f)       Change in Law. If any Change in Law shall subject any Recipient to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; and the result shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Advance or of maintaining its obligation to make any such Advance, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, the Company will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

All payments to be made hereunder by the Company in respect of the Advances shall be made without set-off or counterclaim.

Section 3.02. General.

The provisions of Section 3.01 and any other provisions relating to the types of Financings contemplated by each such section shall not be operative until and unless such types of Financing have been made available to the Company, as evidenced by the Transaction Schedule.

Section 3.03. Taxes.

(a)       Payments Free of Taxes. All payments to be made hereunder by the Company in respect of the Advances shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law requires the deduction or withholding of any Tax from any such payment by the Company, then the Company shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Company shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)       Payment of Other Taxes by the Company. Without duplication of other amounts payable by the Company under this Section 3.03, the Company shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)       Indemnification by the Company. The Company shall indemnify each Lender, within ten (10) Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)       Indemnification by the Lenders. Each Lender shall indemnify, within ten (10) days after demand therefor, (i) the Administrative Agent for any Indemnified Taxes attributable to such Lender (but only to the extent that the Company has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Company to do so), and (ii) the Administrative Agent for any (A) Taxes attributable to such Lender’s failure to comply with the provisions of 10.08 relating to the maintenance of a Participant Register and (B) Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e)       Evidence of Payments. As soon as practicable after any payment of Taxes by the Company to a Governmental Authority pursuant to this Section 3.03, the Company shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)       Status of Lenders. (i) Any Recipient that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing,

(A)       any Recipient that is a U.S. Person shall deliver to the Company and the Administrative Agent on or prior to the date on which such Recipient becomes a Recipient under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), an executed original IRS Form W-9 or a copy thereof certifying that such Recipient is exempt from U.S. federal backup withholding Tax; provided, however, that if the Recipient is a disregarded entity for U.S. federal income Tax purposes, it shall provide the appropriate withholding form of its owner for U.S. federal income Tax purposes (together with appropriate supporting documentation);

(B)       any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent or any information in a previously provided form changes), whichever of the following is applicable:

(i)       in the case of a Foreign Lender claiming the benefits of an income Tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an executed original IRS Form W-8BEN, W-8BEN-E, W-8EXP or a copy thereof or applicable successor form establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such Tax treaty and (y) with respect to any other applicable payments under any Loan Document, an executed original IRS Form W-8BEN, W-8BEN-E or W-8EXP or a copy thereof or applicable successor form establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such Tax treaty;

(ii)       an executed original IRS Form W-8ECI or a copy thereof;

(iii)       in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, is not a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code, and is not a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed IRS Form W-8BEN, W-8BEN-E or applicable successor form; or

(iv)       to the extent a Foreign Lender is not the beneficial owner, an executed original IRS Form W-8IMY or a copy thereof, accompanied by an original IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E or a copy thereof or applicable successor form, a U.S. Tax Compliance Certificate, IRS Form W-9 or a copy thereof, and/or other certification documents from each beneficial owner, as applicable;

(C)       any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals or copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)       if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

(g)       Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes or credit in lieu thereof as to which it has been indemnified pursuant to this Section 3.03 (including by the payment of additional amounts pursuant to this Section 3.03), it shall pay to the indemnifying party an amount equal to such refund or credit (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund or credit), net of reasonable out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund or credit). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund or credit to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund or credit had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)       Administrative Agent’s Tax Status. The Administrative Agent represents to the Company that it is a “U.S. person” and a “financial institution” within the meaning of Treasury Regulations Section 1.1441-1T and a “U.S. financial institution” within the meaning of Treasury Regulations Section 1.1471-1(b)(136) and that it will comply with its obligations to withhold under Section 1441 of the Code and FATCA.

(i)       FATCA Definition. For purposes of this Section 3.03, the term “Applicable Law” includes FATCA.

(j)       Survival. Each party’s obligations under this Section 3.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, and the termination, satisfaction or discharge of all obligations under any Loan Document.

Section 3.04.   Mitigation Obligations.

(a)       Designation of a Different Office. If any Recipient requests compensation under Section 3.01(e), or requires the Company to pay any Indemnified Taxes or additional amounts to any Recipient or any Governmental Authority for the account of any Recipient pursuant to Section 3.03, then such Recipient shall at the request of the Company use reasonable efforts to designate a different office for funding or booking the Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Recipient, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01(e) or Section 3.03, as the case may be, in the future, and (ii) would not subject such Recipient to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Recipient. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Recipient in connection with any such designation or assignment.

(b)       Replacement of Recipient. If any Recipient requests compensation under Section 3.01(e), or if the Company is required to pay any Indemnified Taxes or additional amounts to any Recipient or any Governmental Authority for the account of any Recipient pursuant to Section 3.03 and, in each case, such Recipient has declined or is unable to designate a different lending office in accordance with Section 3.04(a) or such designation would not eliminate the need for such payments, or if any Lender is a defaulting Lender, then the Company may, at its sole expense and effort, upon notice to such Recipient and the Administrative Agent, require such Recipient to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.08), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.01(e) or Section 3.03) and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such rights and obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)       such Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts);

(ii)       in the case of any such assignment resulting from payments required to be made pursuant to Section 3.03, such assignment will result in a reduction in such compensation or payments thereafter; and

(iii)      such assignment does not conflict with Applicable Law.

No Lender shall be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

ARTICLE IV

COLLECTIONS AND PAYMENTS

Section 4.01.   Interest Proceeds.

The Company shall cause all Interest Proceeds on the Portfolio Investments owned by it to be deposited in the Interest Collection Account or remitted to the Collateral Agent, and the Collateral Agent shall credit to the Interest Collection Account all Interest Proceeds received by it immediately upon receipt thereof.

All Interest Proceeds shall be retained in the Interest Collection Account and invested (and reinvested) at the written direction of the Administrative Agent in Eligible Investments. Eligible Investments shall mature no later than the end of the next succeeding Calculation Period.

Interest Proceeds on deposit in the Interest Collection Account may be withdrawn by the Collateral Agent (at the written direction of the Company (or, upon the occurrence and during the continuance of an Event of Default or upon the occurrence of a Coverage Event, the Administrative Agent)) and remitted to the Company to be applied (i) to make payments or (ii) to make Permitted Distributions, in each case, in accordance with this Agreement and with two (2) Business Days prior notice to the Administrative Agent.

The Investment Manager shall notify the Administrative Agent and the Collateral Agent if the Investment Manager reasonably determines in good faith that any amounts in the Interest Collection Account have been deposited in error or do not otherwise constitute Interest Proceeds, whereupon such amounts on deposit in the Interest Collection Account may be withdrawn by the Collateral Agent (at the direction of the Company (or, upon the occurrence and during the continuance of an Event of Default or upon the occurrence of a Coverage Event, the Administrative Agent)) on the next succeeding Business Day and remitted to or at the direction of the Company.

Section 4.02.   Principal Proceeds.

The Company shall cause all Principal Proceeds received on the Portfolio Investments owned by it to be deposited in the Principal Collection Account or remitted to the Collateral Agent, and the Collateral Agent shall credit to the Principal Collection Account all Principal Proceeds received by it immediately upon receipt thereof.

All Principal Proceeds shall be retained in the Principal Collection Account and invested at the written direction of the Administrative Agent in overnight Eligible Investments selected by the Investment Manager (unless an Event of Default has occurred and is continuing or a Coverage Event has occurred, in which case, selected by the Administrative Agent). All investment income on such Eligible Investments shall constitute Interest Proceeds.

Principal Proceeds on deposit in the Principal Collection Account may be withdrawn by the Collateral Agent (at the written direction of the Company (or, upon the occurrence and during the continuance of an Event of Default or upon the occurrence of a Coverage Event, the Administrative Agent)) and remitted to the Company to be applied (i) to make payments, (ii) towards the purchase price of Portfolio Investments or (iii) to make Permitted Distributions, in each case, in accordance with this Agreement and with, in the case of clauses (i) and (iii), two (2) Business Days prior notice to the Administrative Agent, and in the case of clause (ii), with one (1) Business Day prior notice to the Administrative Agent.

The Investment Manager shall notify the Administrative Agent and the Collateral Agent if the Investment Manager reasonably determines in good faith that any amounts in the Principal Collection Account have been deposited in error or do not otherwise constitute Principal Proceeds, whereupon such amounts on deposit in the Principal Collection Account may be withdrawn by the Collateral Agent (at the direction of the Company (or, upon the occurrence and during the continuance of an Event of Default or upon the occurrence of a Coverage Event, the Administrative Agent)) on the next succeeding Business Day and remitted to or at the direction of the Company.

Section 4.03.   Principal and Interest Payments; Prepayments.

(a)       The unpaid aggregate principal amount of the Advances (together with accrued interest thereon) shall be paid in full in cash to the Administrative Agent for the account of each Lender on the Maturity Date and any and all cash in the Accounts shall be applied to the satisfaction of the Secured Obligations on the Maturity Date; provided that $200,000,000 of the aggregate principal amount of the Advances shall be paid in cash to the Administrative Agent for the account of the Lenders on or prior to January 31, 2017 and the Compliance Condition shall be met after giving effect to the Permitted Transaction.

(b)       Accrued interest on the Advances shall be payable in cash in arrears on each Interest Payment Date; provided that (i) interest accrued pursuant to the second sentence of Section 3.01(b) shall be payable on demand and (ii) in the event of any repayment or prepayment of any Advances, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(c)       Subject to the requirements of this Section 4.03(c), the Company shall have the right from time to time to prepay outstanding Advances in whole or in part (i) on any Business Day on or after the date that JPMorgan Chase Bank, National Association ceases to act as Administrative Agent, (ii) upon and after the occurrence of a Repayment Event, (iii) in connection with a Coverage Event Cure, (iv) subject to the payment of the applicable premium described in Section 4.03(d), on the last day of any Calculation Period; provided that, the Company may not prepay any outstanding Advances pursuant to this Section 4.03(c)(iv) (other than the amount referenced in the proviso to Section 4.03(a)) prior to November 1, 2018 or (v) if the Company elects to terminate or reduce the Financing Commitments of a Lender as a result of such Lender’s default in its obligations hereunder and such default is continuing and has continued for at least three Business Days. The Company shall notify the Administrative Agent by telephone (confirmed by facsimile with a copy to the Collateral Agent and the Collateral Administrator) of any prepayment hereunder not later than 2:00 p.m., New York City time, three (3) Business Days before the date of prepayment (which shall be the last day of a Calculation Period). Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of the Advances to be prepaid. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Except in connection with a Coverage Event Cure, each partial prepayment of outstanding Advances shall be in an amount not less than $25,000,000. Prepayments shall be accompanied by accrued and unpaid interest.

(d)       Notwithstanding anything in this Article IV, no premium shall be payable by the Company in the event that the Company prepays Advances outstanding hereunder (i) pursuant to Section 4.03(c)(i) if JPMorgan Chase Bank, National Association ceases to act as Administrative Agent hereunder, (ii) pursuant to Section 4.03(c)(iii) if the Advances are prepaid in connection with a Coverage Event Cure, (iii) pursuant to Section 4.03(c)(ii) if the Advances are prepaid in connection with a Repayment Event or (iv) in connection with a prepayment pursuant to Section 4.03(c)(v). Each prepayment pursuant to Section 4.03(c)(iv) (other than the prepayment referenced in the proviso to Section 4.03(a)), whether in full or in part, shall be accompanied by a premium equal to 1.0% of the principal amount of such prepayment. Notwithstanding anything in this Article IV, no premium shall be payable by the Company in the event that the Company prepays Advances at any time after April 1, 2019.

(e)       Once paid, all fees or any part thereof payable hereunder shall not be refundable under any circumstances.

Section 4.04.   Payments Generally.

All payments to the Lenders or the Administrative Agent shall be made to the Administrative Agent at the account designated in writing to the Company and the Collateral Agent for further distribution by the Administrative Agent (if applicable). The Administrative Agent shall give written notice to the Collateral Agent and the Collateral Administrator (on which the Collateral Agent and the Collateral Administrator may conclusively rely) and the Investment Manager of the calculation of amounts payable to the Financing Providers in respect of the Financings and the amounts payable to the Investment Manager. At least three (3) Business Days prior to each Interest Payment Date, the Administrative Agent shall deliver an invoice to the Investment Manager, the Collateral Agent and the Collateral Administrator in respect of the interest due on such Interest Payment Date. All payments not made to the Administrative Agent for distribution to the Lenders shall be made as directed in writing by the Administrative Agent. Subject to Section 3.03, all payments hereunder shall be made without setoff or counterclaim. All payments hereunder shall be made in U.S. dollars. All interest hereunder shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

Section 4.05.   CE Cure Account.

(a)       The Company shall cause all cash received by it in connection with a Coverage Event Cure to be deposited in the CE Cure Account or remitted to the Collateral Agent, and the Collateral Agent shall credit to the CE Cure Account such amounts received by it (and identified as such) immediately upon receipt thereof. Prior to the Maturity Date, all cash amounts in the CE Cure Account shall be invested in overnight Eligible Investments at the written direction of the Administrative Agent (as directed by the Required Financing Providers). All amounts contributed to the Company by Parent in connection with a Coverage Event Cure shall be paid free and clear of any right of chargeback or other equitable claim.

(b)       Amounts on deposit in the CE Cure Account may be withdrawn by the Collateral Agent (at the written direction of the Company (or, upon the occurrence and during the continuance of an Event of Default or upon the occurrence of a Coverage Event, the Administrative Agent)) and remitted to the Company with prior notice to the Administrative Agent (or, upon the occurrence and during the continuance of an Event of Default or upon the occurrence of a Coverage Event, to the Lenders for prepayment of Advances); provided that the Company may not direct any withdrawal from the CE Cure Account if the Compliance Condition is not satisfied (or would not be satisfied after such withdrawal).

Section 4.06.   Locust Street Funding LLC Accounts.

Notwithstanding the discharge of the Locust Indenture, other than the Payment Account (as defined in the Locust Indenture), the Issuer Accounts (as defined in the Locust Indenture) will remain open for purposes of this Agreement. Any Administrative Expenses (as defined in the Locust Indenture) due and unpaid after the Effective Date shall be considered to be and treated as Administrative Expenses under this Agreement.

ARTICLE V

[RESERVED]

ARTICLE VI

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 6.01.   Representations and Warranties.

The Company represents to the other parties hereto solely with respect to itself that as of the date hereof (or as of such other date as maybe expressly set forth below):

(a)       it is duly organized or incorporated, as the case may be, and validly existing under the laws of the jurisdiction of its organization or incorporation and has all requisite power and authority to execute, deliver and perform this Agreement and each other Loan Document to which it is a party and to consummate the transactions herein and therein contemplated;

(b)       the execution, delivery and performance of this Agreement and each such other Loan Document, and the consummation of the transactions contemplated therein have been duly authorized by it and this Agreement and each such other Loan Document constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms (subject to (A) bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights generally, (B) equitable limitations on the availability of specific remedies, regardless of whether such enforceability is considered in a proceeding in equity or at law and (C) implied covenants of good faith and fair dealing);

(c)       the execution, delivery and performance of this Agreement and each other Loan Document and the consummation of such transactions do not conflict with the provisions of its governing instruments and will not violate in any material respect any provisions of Applicable Law or regulation or any applicable order of any court or regulatory body and will not result in the material breach of, or constitute a default, or require any consent, under any material agreement, instrument or document to which it is a party or by which it or any of its property may be bound or affected;

(d)       no actions, suits, proceedings or governmental investigations at law or in equity are pending or active (or, to its knowledge, threatened) against it before any Governmental Authority or any arbitrator (A) asserting the invalidity of this Agreement or any of the other Loan Documents, (B) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any of the other Loan Documents, (C) seeking any determination or ruling that might materially and adversely affect the performance by the Company of its obligations under, or the validity or enforceability of, this Agreement or any of the other Loan Documents or (D) seeking any determination or ruling that would reasonably be expected to have a Material Adverse Effect;

(e)       it has obtained all consents and authorizations (including all required consents and authorizations of any governmental authority) that are necessary or advisable to be obtained by it in connection with the execution, delivery and performance of this Agreement and each other Loan Document and each such consent and authorization is in full force and effect;

(f)       it is not an “investment company” as defined in the Investment Company Act of 1940, as amended;

(g)       it has not issued any securities that are or are required to be registered under the Securities Act of 1933, as amended, and it is not a reporting company under the Securities Exchange Act of 1934, as amended;

(h)       the Company has no Indebtedness, secured or unsecured, direct or contingent, other than (i) Indebtedness incurred under the terms of the Loan Documents and (ii) Indebtedness incurred pursuant to certain ordinary business expenses arising pursuant to the transactions contemplated by this Agreement and the other Loan Documents;

(i)       (x) it does not have underlying assets which constitute “plan assets” within the Plan Asset Rules; and (y) neither it nor any ERISA Affiliate has sponsored, maintained, contributed to, been required to contribute to or have any liability with respect to any Plan;

(j)       as of the date of this Agreement it is, and after giving effect to any Advance it will be, Solvent and it is not entering into this Agreement or any other Loan Document or consummating any transaction contemplated hereby or thereby with any intent to hinder, delay or defraud any of its creditors;

(k)       it is not in default under any other contract to which it is a party;

(l)       it has complied and will comply in all material respects with all Applicable Laws, judgments, agreements with governmental authorities, decrees and orders with respect to its business and properties and the Portfolio;

(m)      it does not have any Subsidiaries or own any Investments in any Person other than (i) the Portfolio Investments or Investments constituting Eligible Investments and (ii) those the Company shall have acquired or received as a distribution in connection with a workout, bankruptcy, foreclosure, restructuring or similar process or proceeding involving a Portfolio Investment or any issuer thereof;

(n)       (x) it has disclosed to the Administrative Agent all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and (y) all information (other than projections, forward-looking information, general economic data, industry information or information relating to third parties) heretofore furnished by or on behalf of the Company in writing to the Administrative Agent or any Lender in connection with this Agreement or any transaction contemplated hereby (after taking into account all updates, modifications and supplements to such information) is (when taken as a whole) true and correct in all material respects (or if not prepared by or under the direction of the Company, is true and correct in all material respects to the Company’s knowledge) and does not omit to state a material fact necessary to make the statements contained therein (when taken as a whole) not misleading (or, if not prepared by or under the direction of the Company, does not omit to state such a fact to the Company’s knowledge);

(o)       except as otherwise permitted by this Agreement or the other Loan Documents, no Portfolio Investment has been sold, transferred, assigned or pledged by the Company (other than liens in favor of the Secured Parties pursuant to the Loan Documents, Permitted Liens and inchoate liens arising by operation of law);

(p)       the Company has timely filed all Tax returns required by Law to have been filed by it; all such Tax returns are true and correct in all material respects; and the Company has paid or withheld (as applicable) all Taxes owing or required to be withheld by it (if any) shown on such Tax returns, except any such Taxes which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside in accordance with GAAP on its books and records;

(q)       the Company is and intends to be treated as a disregarded entity for U.S. federal income Tax purposes;

(r)       the Company is wholly owned by FS Investment Corporation, which is a U.S. Person; provided, however, that a merger of FS Investment Corporation with another business development company sponsored by Franklin Square Holdings, L.P. or other fundamental change transaction the result of which effectively combines the ownership and/or assets of FS Investment Corporation and a business development company sponsored by Franklin Square Holdings, L.P., or merges or consolidates their respective collateral advisors or sub-advisors, shall not constitute a breach of this representation;

(s)       prior to the date hereof, the Company has not engaged in any business operations or activities other than as an ownership entity for Portfolio Investments and similar loan or debt obligations and activities incidental thereto;

(t)       neither the Company nor any Affiliate of the Company is (i) a country, territory, organization, person or entity named on an Office of Foreign Asset Control (OFAC) list; (ii) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a “Non-Cooperative Jurisdiction” by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (iii) a “Foreign Shell Bank” within the meaning of the USA Patriot Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; or (iv) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Sections 311 or 312 of the USA Patriot Act as warranting special measures due to money laundering concerns. The Company is in compliance with all applicable OFAC rules and regulations and also in compliance with all applicable provisions of the USA Patriot Act;

(u)       the Company has implemented and maintains in effect policies and procedures designed to ensure compliance by the Company and its agents with Anti-Corruption Laws and applicable Sanctions, and the Company and its agents are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in the Company being designated as a Sanctioned Person. None of (i) the Company or (ii) to the knowledge of the Company, any agent of the Company that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Advances, use of proceeds or other transaction contemplated by the Agreement will directly, or to the knowledge of the Company, indirectly violate Anti-Corruption Laws or applicable Sanctions;

(v)       the Loan Documents represent all of the material agreements between the Investment Manager, on the one hand, and the Company, on the other. Upon the purchase and/or contribution of each Portfolio Investment (or an interest in a Portfolio Investment) pursuant to this Agreement and the Participation Agreement, the Company shall be the lawful owner of, and have good title to, such Portfolio Investment and all assets relating thereto, free and clear of any Adverse Claim (other than Permitted Liens). All such assets are transferred to the Company without recourse to the Investment Manager except as described in the Participation Agreement. The purchases of such assets by the Company constitute valid and true sales for consideration (and not merely a pledge of such assets for security purposes) and the contributions of such assets received by the Company constitute valid and true transfers for consideration, each enforceable against creditors of the Investment Manager, and no such assets shall constitute property of the Investment Manager;

(w)      the Company is not relying on any advice (whether written or oral) of any other party other than the Investment Manager; and

(x)       there are no judgments or Liens for Taxes with respect to the Company and no claim is being asserted with respect to the Taxes of the Company.

Section 6.02. Representations Regarding the Portfolio Investments. The Company represents to the other parties hereto that:

(a)       both as of the related Trade Date and the Settlement Date for each Portfolio Investment, such Portfolio Investment meets all of the applicable Eligibility Criteria (unless otherwise consented to by the Administrative Agent);

(b)       all of the conditions to the acquisition of the Portfolio Investments specified in Section 1.03 of this Agreement have been satisfied;

(c)       all of the information contained in the related Approval Request is true, correct and complete, provided that, to the extent any such information was furnished to the Company by any third party or was not prepared by or under the direction of the Company, such information is as of its delivery date true, complete and correct to the knowledge of the Company;

(d)       the Company has good and marketable title to such Collateral free and clear of any Adverse Claim (other than Permitted Liens) or restrictions on transferability and the Company has the full right, power and lawful authority to assign, transfer and pledge the same and interests therein, and upon the making of each Advance, the Collateral Agent, for the benefit of the Secured Parties, will have acquired a perfected, first priority and valid security interest (except, as to priority, for any Permitted Liens) in such Collateral, free and clear of any Adverse Claim (other than Permitted Liens) or restrictions on transferability, to the extent (as to perfection and priority) that a security interest in said Collateral may be perfected under the applicable UCC; and

(e)       the Company has not pledged, assigned, sold, granted a security interest in or otherwise encumbered or conveyed any interest in any of the Collateral and no effective financing statement (other than with respect to Permitted Liens) or other instrument similar in effect naming or purportedly naming the Company or any of its Affiliates as debtor and covering all or any part of the Collateral is on file in any recording office, except such as may have been filed in favor of the Collateral Agent as “secured party” pursuant hereto or as necessary or advisable in connection with the Participation Agreement.

Section 6.03. Covenants of the Company.

The Company:

(a)       shall at all times: (i) maintain at least one independent manager or director (who is in the business of serving as an independent manager or director); (ii) maintain its own separate books and records and bank accounts; (iii) hold itself out to the public and all other Persons as a legal entity separate from any other Person (regardless of consolidation principles that may apply to the Company under GAAP); (iv) have a board of managers separate from that of any other Person; (v) file its own Tax returns, except to the extent that the Company is treated as a “disregarded entity” for Tax purposes and is not required to file tax returns under Applicable Law, and pay any Taxes so required to be paid under Applicable Law, except for those Taxes being contested in good faith by appropriate proceedings and in respect of which the Company has established proper reserves on its books in accordance with GAAP; (vi) not commingle its assets with assets of any other Person; (vii) conduct its business in its own name and strictly comply with all organizational formalities to maintain its separate existence except to the extent that the Company is treated as a “disregarded entity” for Tax purposes and is not so treated; (viii) maintain separate financial statements; provided, however, that the Company’s assets may be included in the consolidated financial statements of its Affiliate if (A) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of the Company from such Affiliate and to indicate that the Company’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person and (B) such assets shall also be listed on the Company’s own separate balance sheet (if the Company prepares its own separate balance sheet); (ix) pay its own liabilities only out of its own funds; (x) maintain an arm’s length relationship with Parent and each of its other Affiliates; (xi) not hold out its credit or assets as being available to satisfy the obligations of others; (xii) allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including for shared office space; (xiii) use separate stationery, invoices and checks; (xiv) except as expressly permitted by this Agreement, not pledge its assets as security for the obligations of any other Person; (xv) correct any known misunderstanding regarding its separate identity; (xvi) maintain adequate capital in light of its contemplated business purpose, transactions and liabilities and pay its operating expenses and liabilities from its own assets; (xvii) cause its board of managers to meet at least annually or act pursuant to written consent and keep minutes of such meetings and actions and observe in all respects all other requirements under its constituent documents and Delaware limited liability company formalities; (xviii) not acquire the obligations or any securities of its Affiliates; (xix) cause the managers, officers, agents and other representatives of the Company to act at all times with respect to the Company consistently and in furtherance of the foregoing and in the best interests of the Company; and (xx) maintain at least one special member, who, upon the dissolution of the sole member or the withdrawal or the disassociation of the sole member from the Company, shall immediately become the member of the Company in accordance with its organizational documents.

(b)       shall not (i) engage, directly or indirectly, in any business, other than the actions required or permitted to be performed under the preceding clause (a), including, other than with respect to any warrants received in connection with a Portfolio Investment, controlling the decisions or actions respecting the daily business or affairs of any other Person except as otherwise permitted hereunder; (ii) fail to be solvent; (iii) release, sell, transfer, convey or assign any Portfolio Investment unless in accordance with the Loan Documents; (iv) except for capital contributions or capital distributions permitted under the terms and conditions of this Agreement and properly reflected on the books and records of the Company, enter into any transaction with an Affiliate of the Company except on commercially reasonable terms similar to those available to unaffiliated parties in an arm’s-length transaction; (v) identify itself as a department or division of any other Person; or (vi) own any asset or property other than the Portfolio and the related assets and incidental personal property necessary for the ownership or operation of these assets.

(c)       shall take all actions consistent with and shall not take any action contrary to the “Assumptions and Facts” section in the opinions of Clifford Chance US LLP, dated on or about the date hereof, relating to certain nonconsolidation and true sale matters;

(d)       shall not create, incur, assume or suffer to exist any Indebtedness other than Indebtedness permitted under the Loan Documents. The Company shall incur no Indebtedness secured by the Collateral other than the Secured Obligations. The Company shall not assume, guarantee, endorse or otherwise be or become directly or contingently liable for the obligations of any Person by, among other things, agreeing to purchase any obligation of another Person, agreeing to advance funds to such Person or causing or assisting such Person to maintain any amount of capital, other than as expressly permitted under the Loan Documents;

(e)       shall comply with Anti-Corruption Laws and applicable Sanctions;

(f)       shall not amend any of its constituent documents or any document to which it is a party in any manner that could reasonably be expected to, or that does, adversely affect the Lenders in any material respect without the prior written consent of the Administrative Agent and the Required Financing Providers;

(g)       shall not amend the Special Purpose Provisions (as defined therein) of its limited liability company agreement, except in accordance therewith, without the prior written consent of the Administrative Agent and the Required Financing Providers;

(h)       shall not, without the prior consent of the Administrative Agent (acting at the direction of the Required Financing Providers), which consent may be withheld in the sole and absolute discretion of the Required Financing Providers, enter into any hedge agreement;

(i)        shall not change its name, identity or corporate structure in any manner that would make any financing statement or continuation statement filed by the Company (or by the Collateral Agent on behalf of the Company) in accordance with subsection (a) above seriously misleading or change its jurisdiction of organization, unless the Company shall have given the Administrative Agent and the Collateral Agent at least 30 days prior written notice thereof, and shall promptly file, or authorize the filing of, appropriate amendments to all previously filed financing statements and continuation statements (and shall provide a copy of such amendments to the Collateral Agent and Administrative Agent together with written confirmation to the effect that all appropriate amendments or other documents in respect of previously filed statements have been filed);

(j)       shall do or cause to be done all things necessary to (i) preserve and keep in full force and effect its existence as a limited liability company and take all reasonable action to maintain its rights, franchises, licenses and permits material to its business in the jurisdiction of its formation and (ii) qualify and remain qualified as a limited liability company in good standing in each jurisdiction where the failure to qualify and remain qualified would reasonably be expected to have a Material Adverse Effect;

(k)       shall comply with all Applicable Law (whether statutory, regulatory or otherwise), the noncompliance with which could reasonably be expected to have, individually or collectively, a Material Adverse Effect;

(l)       shall not merge into or consolidate with any person or dissolve, terminate or liquidate in whole or in part, in each case, without the prior written consent of the Administrative Agent;

(m)      except for Investments permitted by Section 6.03(u) and without the prior written consent of the Administrative Agent, shall not form, or cause to be formed, any Subsidiaries; or make or suffer to exist any loans or advances to, or extend any credit to, or make any investments (by way of transfer of property, contributions to capital, purchase of stock or securities or evidences of indebtedness, acquisition of the business or assets, or otherwise) in, any Affiliate or any other Person except investments as otherwise permitted herein and pursuant to the other Loan Documents;

(n)       shall ensure that (i) its affairs are conducted so that its underlying assets do not constitute “plan assets” within the meaning of the Plan Asset Rules, and (ii) neither it nor any ERISA Affiliate sponsors, maintains, contributes to or is required to contribute to or have any liability with respect to any Plan;

(o)       except for the security interest granted hereunder and as otherwise permitted hereunder, shall not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien on the Collateral or any interest therein (other than Permitted Liens), and the Company shall defend the right, title, and interest of the Collateral Agent (for the benefit of the Secured Parties) and the Lenders in and to the Collateral against all claims of third parties claiming through or under the Company (other than Permitted Liens);

(p)       shall promptly furnish to the Administrative Agent, and the Administrative Agent shall furnish to the Lenders, copies of the following financial statements, reports and information: (i) as soon as available, but in any event within 120 days after the end of each fiscal year of Parent, a copy of the audited consolidated and consolidating balance sheet of Parent and its consolidated Subsidiaries as at the end of such year, the related consolidated and consolidating statements of income for such year and the related consolidated statements of changes in net assets and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year; provided, that the financial statements required to be delivered pursuant to this clause (i) which are made available via EDGAR, or any successor system of the Securities and Exchange Commission, in Parent’s annual report on Form 10-K, shall be deemed delivered to the Administrative Agent on the date such documents are made so available; (ii) as soon as available and in any event within 45 days after the end of each fiscal quarter of each fiscal year (other than the last fiscal quarter of each fiscal year), an unaudited consolidated and consolidating balance sheet of Parent and its consolidated Subsidiaries as of the end of such fiscal quarter and including the prior comparable period (if any), and the unaudited consolidated and consolidating statements of income of Parent and its consolidated Subsidiaries for such fiscal quarter and for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal quarter, and the unaudited consolidated statements of cash flows of Parent and its consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal quarter; provided, that the financial statements required to be delivered pursuant to this clause (ii) which are made available via EDGAR, or any successor system of the Securities and Exchange Commission, in Parent’s quarterly report on Form 10-Q, shall be deemed delivered to the Administrative Agent on the date such documents are made so available; and (iii) from time to time, such other information or documents (financial or otherwise) as the Administrative Agent or the Required Financing Providers may reasonably request;

(q)       shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, all Taxes levied or imposed upon the Company or upon the income, profits or property of the Company; provided that the Company shall not be required to pay or discharge or cause to be paid or discharged any such Tax (i) the amount, applicability or validity of which is being contested in good faith by appropriate proceedings and for which disputed amounts adequate reserves in accordance with GAAP have been made or (ii) the failure of which to pay or discharge could not reasonably be expected to have a Material Adverse Effect;

(r)       shall permit representatives of the Administrative Agent at any time and from time to time as the Administrative Agent shall reasonably request (A) to inspect and make copies of and abstracts from its records relating to the Portfolio Investments and (B) to visit its properties in connection with the collection, processing or managing of the Portfolio Investments for the purpose of examining such records, and to discuss matters relating to the Portfolio Investments or such Person’s performance under this Agreement and the other Loan Documents with any officer or employee or auditor (if any) of such Person having knowledge of such matters. The Company agrees to render to the Administrative Agent such clerical and other assistance as may be reasonably requested with regard to the foregoing; provided, that such assistance shall not interfere in any material respect with the Company’s or the Investment Manager’s business and operations. So long as no Event of Default has occurred and is continuing, such visits and inspections shall occur only (i) upon five (5) Business Days’ prior written notice, (ii) during normal business hours and (iii) no more than once in any calendar year. During the existence of an Event of Default, there shall be no limit on the timing or number of such inspections and only one (1) Business Day’ prior notice will be required before any inspection;

(s)       [RESERVED];

(t)       shall not make any Restricted Payments without the prior written consent of the Administrative Agent; provided that the Company may make Permitted Distributions so long as no Default or Event of Default has occurred and is continuing (or would occur after giving effect to such Permitted Distribution) and the Company gives at least two (2) Business Days’ prior written notice thereof to the Administrative Agent;

(u)       shall not make or hold any Investments, except the Portfolio Investments or Investments (A) constituting Eligible Investments, (B) that have been consented to by the Administrative Agent or (C) those the Company shall have acquired or received as a distribution in connection with a workout, bankruptcy, foreclosure, restructuring or similar process or proceeding involving a Portfolio Investment or any issuer thereof;

(v)       shall not request any Advance, and the Company shall not directly, or to the knowledge of the Company, indirectly, use, and shall procure that its agents shall not directly, or to the knowledge of the Company, indirectly, use, the proceeds of any Advance (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto;

(w)      shall not cancel, terminate or consent to or accept any cancellation or termination of, amend, modify or change in any manner any term or condition of the Management Agreement in any manner that adversely affects the Lenders in any material respect;

(x)       other than pursuant to the Participation Agreement or documentation entered into in connection with the Permitted Transactions, shall not (A) transfer to any of its Affiliates any Portfolio Investment purchased from any of its Affiliates (other than sales to Affiliates conducted on terms and conditions consistent with those of an arm’s length transaction at fair market value so long as the Investment Manager obtains bid prices from at least two nationally recognized dealers (unaffiliated with the Investment Manager or its Affiliates) for such Portfolio Investment) or (B) enter into any other transaction with any of its Affiliates, other than any transaction on terms that are no less favorable than those obtainable in an arm’s-length transaction with a wholly unaffiliated Person and on terms that are fair and equitable to the Company under all the facts or circumstances under Applicable Law;

(y)       shall cause the Investment Manager to furnish to the Administrative Agent, with respect to each obligor, within fifteen (15) Business Days of the completion of the Investment Manager’s portfolio review of such obligor (which, for any individual obligor, shall occur no less frequently than quarterly), without duplication of any other reporting requirements set forth in this Agreement or any other Loan Document, any financial reporting packages with respect to such obligor and with respect to each Portfolio Investment for such obligor (including any attached or included information, statements and calculations) received by the Company and/or the Investment Manager as of the date of the completion of such review. In no case, however, shall the Investment Manager be obligated hereunder to deliver such obligor reports to the Administrative Agent more than once per quarter. Upon demand by the Administrative Agent, the Company shall cause the Investment Manager to provide such other information as the Administrative Agent may reasonably request with respect to any Portfolio Investment or obligor (to the extent reasonably available to the Investment Manager);

(z)       shall not elect to be classified as other than a disregarded entity or partnership for U.S. federal income Tax purposes, nor shall the Company take any other action or actions that would cause it to be classified, taxed or treated as a corporation or publicly traded partnership taxable as a corporation for U.S. federal income Tax purposes (including transferring interests in the Company on or through an established securities market or secondary market (or the substantial equivalent thereof), within the meaning of Section 7704(b) of the Code (and Treasury regulations thereunder);

(aa)     shall only have partners or owners that are treated as U.S. Persons or that are disregarded entities owned by a U.S. Person and shall not recognize the transfer of any interest in the Company that constitutes equity for U.S. federal income Tax purposes to a person that is not a U.S. Person;

(bb)    for its taxable years that are subject to Chapter 63 of the Code as amended by the Bipartisan Budget Act of 2015, shall, whenever relevant, elect pursuant to Section 6226 of the Code (as in effect following the enactment of the Bipartisan Budget Act of 2015);

(cc)    shall from time to time execute and deliver all such supplements and amendments hereto and all such financing statements, continuation statements, instruments of further assurance and other instruments, and shall take such other action as may be reasonably necessary to secure the rights and remedies of the Secured Parties hereunder and to grant more effectively all or any portion of the Collateral, maintain or preserve the security interest (and the priority thereof) of this Agreement or to carry out more effectively the purposes hereof, perfect, publish notice of or protect the validity of any grant made or to be made by this Agreement, preserve and defend title to the Collateral and the rights therein of the Collateral Agent and the Secured Parties in the Collateral and the Collateral Agent against the claims of all persons and parties, pay any and all Taxes levied or assessed upon all or any part of the Collateral and use its commercially reasonable efforts to minimize Taxes and any other costs arising in connection with its activities or give, execute, deliver, file and/or record any financing statement, notice, instrument, document, agreement or other papers that may be necessary or desirable to create, preserve, perfect or validate the security interest granted pursuant to this Agreement or to enable the Collateral Agent to exercise and enforce its rights hereunder with respect to such pledge and security interest, and hereby authorizes the Collateral Agent to file a UCC financing statement listing ‘all assets of the debtor’ in the collateral description of such financing statement;

(dd)    shall not (A) permit the validity or effectiveness of this Agreement or any grant hereunder to be impaired, or permit the lien of this Agreement to be amended, hypothecated, subordinated, terminated or discharged, or permit any Person to be released from any covenants or obligations with respect to this Agreement or the Advances, except as may be expressly permitted hereby, (B) permit any Lien other than the lien of this Agreement) to be created on or extend to or otherwise arise upon or burden the Collateral or any part thereof, any interest therein or the proceeds thereof, in each case, other than Permitted Liens, or (C) take any action that would cause the lien of this Agreement not to constitute a valid perfected security interest in the Collateral that is of first priority, free of any adverse claim or the legal equivalent thereof, as applicable, except as may be expressly permitted hereby (or in connection with a disposition of Collateral required hereby);

(ee)     shall not make or incur any capital expenditures, except as reasonably required to perform its functions in accordance with the terms of this Agreement;

(ff)      shall not become liable in any way, whether directly or by assignment or as a guarantor or other surety, for the obligations of a lessee under any lease, hire any employees or make any distributions (other than in accordance with this Agreement);

(gg)    shall not maintain any bank accounts other than the Accounts;

(hh)    shall not authorize or otherwise permit the Investment Manager to act in contravention of the representations, warranties and agreements of the Investment Manager under any Loan Document;

(ii)       shall not act on behalf of, a country, territory, entity or individual of prohibited countries, territories, entities and individuals listed on, among other places, the OFAC website, and none of the Company, the Investment Manager or any of their respective Affiliates, owners, directors or officers is a natural person or entity with whom dealings with U.S. persons or persons under the jurisdiction of the United States are prohibited under any OFAC regulation or other applicable federal law or acting on behalf of such a person or entity. The Company does not own and will not acquire, and the Investment Manager will not cause the Company to own or acquire, any security issued by, or interest in, any country, territory, or entity whose direct ownership by U.S. persons or persons under the jurisdiction of the U.S. would be or is prohibited under any OFAC regulation or other applicable federal law;

(jj)         except as otherwise expressly permitted herein, shall not cancel or terminate any of the Loan Documents to which it is party (in any capacity), or consent to or accept any cancellation or termination of any of such agreements, or amend or otherwise modify any term or condition of any of the Loan Documents to which it is party (in any capacity) or give any consent, waiver or approval under any such agreement, or waive any default under or breach of any of the Loan Documents to which it is party (in any capacity) or take any other action under any such agreement not required by the terms thereof, unless (in each case) the Administrative Agent shall have consented thereto in its sole discretion;

(kk)       shall, and shall cause the Investment Manager to perform each of its obligations under this Agreement and the other Loan Documents and comply with all Applicable Laws, including those applicable to the Portfolio Investments and the collection of all Interest Proceeds and Principal Proceeds thereof, except to the extent that the failure to so comply would not reasonably be expected to have a Material Adverse Effect;

(ll)         shall give notice to the Administrative Agent promptly in writing upon the occurrence of any of the following:

(i)        any Adverse Proceeding;

(ii)       any Adverse Claim asserted against any of the Portfolio Investments, the Accounts or any other Collateral; and

(iii)      an officer of the Company becoming aware of any Default or Event of Default; and

(mm)     all proceeds of the Advances will be used by the Company only in accordance with the provisions of this Agreement. No part of the proceeds of any Advance will be used by the Company to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock. Neither the making of any Advance nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve Board. No Advance is secured, directly or indirectly, by Margin Stock, and the Collateral does not include Margin Stock. It is understood that the foregoing shall not prohibit the Company from acquiring any Margin Stock in connection with a distribution under a plan of reorganization or in connection with a workout or other distressed exchange of debt; provided that the Company shall use reasonable efforts to dispose of such Margin Stock, on and subject to the terms and conditions of this Agreement, within 45 days of its acquisition thereof.

Section 6.04. Amendments, Etc.

If the Company or the Investment Manager receives any notice of an amendment, supplement, consent, waiver or other modification of any Portfolio Investment or any related Underlying Instrument or rights thereunder (each, an “Amendment”) with respect to any Portfolio Investment or any related Underlying Instrument, or makes any affirmative determination to exercise or refrain from exercising any rights or remedies thereunder, it will give prompt (and in any event, not later than three (3) Business Days’) notice thereof to the Administrative Agent. In any such event, the Company shall exercise all voting and other powers of ownership relating to such Amendment or the exercise of such rights or remedies as the Investment Manager shall deem appropriate under the circumstances. If an Event of Default has occurred and is continuing or a Coverage Event has occurred, the Company will exercise all voting and other powers of ownership as the Administrative Agent (acting at the direction of the Required Financing Providers) shall instruct (it being understood that if the terms of the related Underlying Instrument expressly prohibit or restrict any such rights given to the Administrative Agent, then such right shall be limited to the extent necessary so that such prohibition or restriction is not violated and (b) the Company shall not take any action with respect to any Portfolio Investment that is inconsistent with (and it agrees that it will not vote or otherwise exercise powers of ownership pertaining thereto in any manner that is inconsistent with) the terms of this Agreement.

ARTICLE VII

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a)       the Company shall fail to pay (i) any principal amount owing by it in respect of the Secured Obligations when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise or (ii) any other amount in respect of the Secured Obligations (whether for interest, fees or other amounts owing by it) within two (2) Business Days of when such amount becomes due and payable; or

(b)       any representation or warranty made or deemed made by or on behalf of the Company, the Parent or the Investment Manager (collectively, the “Credit Risk Parties”) herein or in any other Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, or other document furnished pursuant hereto or in connection herewith or any amendment or modification thereof or waiver thereunder shall prove to have been false or incorrect in any material respect when made or deemed to have been made and the same continues unremedied for a period of thirty (30) days (if such failure can be remedied) after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Company or the Investment Manager, and (ii) the date on which the Company or the Investment Manager acquires knowledge thereof; or

(c)       (A) the Company shall fail to observe or perform any covenant, condition or agreement contained in Sections 6.03(a), (b), (d), (f), (g), (h), (i), (l), (m), (o), (p), (t), (u), (v), (x), (ff)(B), (ff)(C) or (hh) or (B) any Credit Risk Party shall fail to observe or perform any other covenant, condition or agreement contained herein (it being understood that the failure of a Portfolio Investment to satisfy the Eligibility Criteria after the date of its purchase shall not constitute such a failure) or in any other Loan Document and, in the case of this clause (B), if such failure is capable of being remedied, such failure shall not have been remedied or waived within thirty (30) days after the earlier of (i) receipt by such Credit Risk Party of written notice of such failure from the Administrative Agent and (ii) an officer of such Credit Risk Party becoming aware of such failure; or

(d)       an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Credit Risk Party or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Credit Risk Party or for a substantial part of its assets, and, in each such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered; or

(e)       any Credit Risk Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (d) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Credit Risk Party, as applicable, or for a substantial part of its assets, or (iv) make a general assignment for the benefit of creditors; or

(f)        any Credit Risk Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due; or

(g)       the Investment Manager resigns in accordance with the Investment Management Agreement as in effect on the Effective Date and an Affiliate of the Investment Manager is not appointed (or has not accepted such appointment) or the Investment Management Agreement is subject to termination in accordance with the Investment Management Agreement in each case; or

(h)       the passing of a resolution by the equity holders of the Company in respect of the winding up on a voluntary basis of the Company; or

(i)        any final judgments or orders (not subject to appeal or otherwise non-appealable) by one or more courts of competent jurisdiction for the payment of money in an aggregate amount in excess of $5,000,000 (after giving effect to insurance, if any, available with respect thereto) shall be rendered against the Company, and the same shall remain unsatisfied, unvacated, unbonded or unstayed, un-discharged or not set aside for a period of sixty (60) days after the date on which the right to appeal has expired; or

(j)        an ERISA Event occurs; or

(k)       a Change of Control occurs; or

(l)       the Company, or the arrangements contemplated by the Loan Documents, shall become required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended; or

(m)      (x) the Company amends a Loan Document in a manner materially adverse to the Administrative Agent without the written consent of the Administrative Agent, or (y) the Company or any other party to the Loan Documents disaffirms, disclaims, repudiates or rejects, in whole or in part, or challenges the validity of, the Loan Documents; provided, notwithstanding the materiality limits contained in subclause (x) above, the Company shall provide the Administrative Agent with notice of any amendment of the Loan Documents at least two (2) Business Days prior to the execution thereof, regardless of whether such amendment will materially adversely affect the Administrative Agent; or

(n)       GSO / Blackstone Debt Funds Management LLC or an Affiliate of GSO / Blackstone Debt Funds Management LLC ceases to be the investment sub-advisor of FS Investment Corporation;

then, and in every such event (other than an event with respect to the Company described in clause (d) or (e) of this Article), and at any time thereafter in each case during the continuance of such event, the Administrative Agent may, and at the request of the Required Financing Providers shall, by notice to the Company, declare all of the Secured Obligations then outstanding to be due and payable in cash in whole (or in part, in which case any Secured Obligations not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the Secured Obligations so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Company accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company; and in case of any event with respect to the Company described in clause (d) or (e) of this Article, the Financing Commitments shall automatically terminate and all Secured Obligations then outstanding, together with accrued interest thereon and all fees and other obligations of the Company accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company.

ARTICLE VIII

ACCOUNTS; COLLATERAL SECURITY

Section 8.01.     The Accounts; Agreement as to Control.

(a)       Establishment and Maintenance of Accounts. The Company has directed and the Securities Intermediary hereby acknowledges that it has established (1) an account designated as the “Custodial Account”; (2) an account designated as the “CE Cure Account”; (3) an account designated as the “Interest Collection Account” and (4) an account designated as the “Principal Collection Account” (the Custodial Account, CE Cure Account, Interest Collection Account and Principal Collection Account, each, an “Account” and, collectively, the “Accounts”), and the account numbers for the Accounts are set forth on the Transaction Schedule. The Securities Intermediary agrees to maintain each of the Accounts as a securities intermediary in the name of the Company subject to the lien of the Collateral Agent under this Agreement, and agrees not to change the name or account number of any Account without the prior consent of the Collateral Agent. The Securities Intermediary hereby certifies that it is a bank or trust company that in the ordinary course of business maintains securities accounts for others and in that capacity has established the Accounts in the name of the Company.

Nothing herein shall require the Securities Intermediary to credit to any Account or to treat as a financial asset (within the meaning of Section 8-102(a)(9) of the UCC) any asset in the nature of a general intangible (as defined in Section 9-102(a)(42) of the UCC) or to “maintain” a sufficient quantity thereof (within the meaning of Section 8-504 of the UCC). Notwithstanding any term hereof or elsewhere to the contrary, it is hereby expressly acknowledged that (a) interests in loans may be acquired and delivered by the Company to the Securities Intermediary or the Collateral Agent from time to time that are not evidenced by, or accompanied by delivery of, a security (as that term is defined in UCC Section 8-102) or an instrument (as that term is defined in Section 9-102(a)(47) of the UCC), and may be evidenced solely by delivery to the Collateral Agent of a facsimile copy of a loan agreement, participation agreement or an assignment agreement (“Loan/Assignment Agreement”) in favor of the Company, (b) any such Loan/Assignment Agreement (and the registration of the related loan on the books and records of the applicable obligor or bank agent) shall be registered in the name of the Company and (c) any duty on the part of the Securities Intermediary or Collateral Agent with respect to such loan (including in respect of any duty it might otherwise have to maintain a sufficient quantity of such loan for purposes of UCC Section 8-504) shall be limited to the exercise of reasonable care by the Collateral Agent in the physical custody of any such Loan/Assignment Agreement that may be delivered to it. It is acknowledged and agreed that neither the Collateral Agent nor the Securities Intermediary is under a duty to examine Underlying Instruments to determine the validity or sufficiency of any Loan/Assignment Agreement (and shall have no responsibility for the genuineness or completeness thereof), or for the issuer’s title to any related loan.

(b)       Collateral Agent in Control of Securities Accounts. Each of the parties hereto hereby agrees that (1) each Account shall be deemed to be a “securities account” (within the meaning of Section 8-501 of the UCC in effect in the State of New York), (2) all property credited to any Account shall be treated as a financial asset for purposes of Article 8 of the UCC and (3) except as otherwise expressly provided herein, the Collateral Agent will be exclusively entitled to exercise the rights that comprise each financial asset credited to each Account. The parties hereto agree that the Securities Intermediary shall act only on entitlement orders or other instructions with respect to the Accounts originated by the Collateral Agent and no other person (and without further consent by any other person); and the Collateral Agent, for the benefit of the Secured Parties, shall have exclusive control and the sole right of withdrawal over each Account. The only permitted withdrawals from the Accounts shall be in accordance with the provisions of this Agreement.

(c)       Subordination of Lien, Etc. If the Securities Intermediary has or subsequently obtains by agreement, operation of law or otherwise a security interest in any Account or any security entitlement credited thereto, the Securities Intermediary hereby agrees that such security interest shall be subordinate to the security interest of the Collateral Agent. The property credited to any Account will not be subject to deduction, set-off, banker’s lien, or any other right in favor of any person other than the Collateral Agent (except that the Securities Intermediary may set-off (1) all amounts due to the Securities Intermediary in respect of its customary fees and expenses for the routine maintenance and operation of the Accounts, and (2) the face amount of any checks which have been credited to any Account but are subsequently returned unpaid because of uncollected or insufficient funds).

(d)       Property Registered, Indorsed, etc. to Securities Intermediary. All securities or other property underlying any financial assets credited to any Account shall be registered in the name of the Securities Intermediary, indorsed to the Securities Intermediary in blank or credited to another securities account maintained in the name of the Securities Intermediary, and in no case will any financial asset credited to any Account be registered in the name of the Company, payable to the order of the Company or specially indorsed to the Company except to the extent the foregoing have been specially indorsed to the Securities Intermediary or in blank.

(e)       Jurisdiction; Governing Law of Accounts. The establishment and maintenance of each Account and all interests, duties and obligations related thereto shall be governed by the law of the State of New York and the “securities intermediary’s jurisdiction” (within the meaning of Section 8-110 of the UCC) shall be the State of New York. Terms used in this Section 8.01 without definition have the meanings given to them in the UCC.

(f)       No Duties. The parties hereto acknowledge and agree that the Securities Intermediary shall not have any additional duties other than those expressly set forth in this Section 8.01, and the Securities Intermediary shall satisfy those duties expressly set forth in this Section 8.01 so long as it acts without gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Securities Intermediary shall not be subject to any fiduciary or other implied duties, and the Securities Intermediary shall not have any duty to take any discretionary action or exercise any discretionary powers.

Section 8.02.    Collateral Security; Pledge; Delivery.

(a)      Grant of Security Interest. As collateral security for the prompt payment in full when due of all the Company’s obligations to the Agents and the Lenders (collectively, the “Secured Parties”) under this Agreement (collectively, the “Secured Obligations”), the Company hereby pledges, hypothecates, assigns, charges, mortgages, delivers, and transfers the Collateral to the Collateral Agent, and grants to the Collateral Agent a continuing first priority security interest in favor of the Collateral Agent in all of the Company’s right, title and interest in, to and under (in each case, whether now owned or existing, or hereafter acquired or arising), all accounts, payment intangibles, general intangibles, chattel paper, electronic chattel paper, instruments, deposit accounts, letter-of-credit rights, investment property, and any and all other assets or property of any type or nature owned by it (all of the property described in this clause (a) being collectively referred to herein as “Collateral”), including: (1) each Portfolio Investment, (2) the Accounts and all investments, obligations and other property from time to time credited thereto, (3) the Investment Management Agreement and all rights relating thereto (excluding any right of the Company to replace or terminate the Investment Manager), (4) the Participation Agreement and all rights related thereto, (5) all other property of the Company and (6) all proceeds thereof, all accessions to and substitutions and replacements for, any of the foregoing, and all rents, profits and products of any thereof.

Notwithstanding any provision of any Loan Document to the contrary, no interests in or of any Foreign Subsidiary of the Company shall be pledged or similarly hypothecated to guarantee or support any obligations of the Company; provided, that this exception shall not apply to a pledge of equity interests of any first tier Foreign Subsidiary representing sixty-five percent (65%) or less of the voting equity interests and 100% or less of the non-voting equity interests of such Foreign Subsidiary. The parties agree that any pledge, guaranty or security or similar interest made or granted in contravention of the immediately preceding sentence shall be void ab initio.

(b)       Delivery and Other Perfection. In furtherance of the collateral arrangements contemplated herein, the Company shall (1) Deliver to the Collateral Agent the Collateral hereunder as and when acquired by the Company; and (2) if any of the securities, monies or other property pledged by the Company hereunder are received by the Company, forthwith take such action as is necessary to ensure the Collateral Agent’s continuing perfected security interest in such Collateral (including Delivering such securities, monies or other property to the Collateral Agent).

(c)       Remedies, Etc. During the period in which an Event of Default shall have occurred and be continuing, the Collateral Agent shall (but only if and to the extent directed in writing by the Required Financing Providers) do any of the following:

(1)       Exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party under the UCC (whether or not the UCC applies to the affected Collateral) and also may, without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Collateral Agent (acting at the direction of the Required Financing Providers) may deem commercially reasonable. The Company agrees that, to the extent notice of sale shall be required by law, at least ten (10) days’ prior notice to the Company of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of the Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(2)       Transfer all or any part of the Collateral into the name of the Collateral Agent or a nominee thereof.

(3)       Enforce collection of any of the Collateral by suit or otherwise, and surrender, release or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) any obligations of any nature of any party with respect thereto.

(4)       Endorse any checks, drafts, or other writings in the Company’s name to allow collection of the Collateral.

(5)       Take control of any proceeds of the Collateral.

(6)       Execute (in the name, place and stead of any of the Company) endorsements, assignments, stock powers and other instruments of conveyance or transfer with respect to all or any of the Collateral.

(7)       Perform such other acts as may be reasonably required to do to protect the Collateral Agent’s rights and interest hereunder.

In connection with the sale of Portfolio Investments by any Agent in accordance with the terms of this Section 8.02(c), subject to the limitations set forth therein, the provisions set forth in the second paragraph of Section 1.04 regarding the sale of Portfolio Investments by an Agent shall apply to any such sale hereunder.

After the termination of the Financing Commitments and the payment in full in cash of the Secured Obligations, any remaining proceeds of any sale or transfer of the Collateral shall be delivered to the Company.

(d)       Compliance with Restrictions. The Company agrees that in any sale of any of the Collateral whenever an Event of Default shall have occurred and be continuing, the Collateral Agent is hereby authorized to comply with any limitation or restriction in connection with such sale as it may be advised by counsel is necessary in order to avoid any violation of Applicable Law (including compliance with such procedures as may restrict the number of prospective bidders and purchasers, require that such prospective bidders and purchasers have certain qualifications, and restrict such prospective bidders and purchasers to persons who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or resale of such Collateral), or in order to obtain any required approval of the sale or of the purchaser by any governmental regulatory authority or official, and the Company further agrees that such compliance shall not, in and of itself, result in such sale being considered or deemed not to have been made in a commercially reasonable manner, nor shall the Collateral Agent be liable or accountable to the Company or the Investment Manager for any discount allowed by the reason of the fact that such Collateral is sold in compliance with any such limitation or restriction.

(e)       Private Sale. The Collateral Agent shall incur no liability as a result of a sale of the Collateral, or any part thereof, at any private sale pursuant to clause (c) above conducted in a commercially reasonable manner. In the absence of fraud, gross negligence or willful misconduct, the Company hereby waives any claims against each Agent and Financing Provider arising by reason of the fact that the price at which the Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale.

(f)       Collateral Agent Appointed Attorney-in-Fact. The Company hereby appoints the Collateral Agent as the Company’s attorney-in-fact (it being understood that the Collateral Agent shall not be deemed to have assumed any of the obligations of the Company by this appointment), with full authority in the place and stead of the Company and in the name of the Company, from time to time in the Collateral Agent’s discretion (exercised at the written direction of the Administrative Agent or the Required Financing Providers, as the case may be), after the occurrence and during the continuation of an Event of Default, to take any action and to execute any instrument which the Administrative Agent or the Required Financing Providers may deem necessary or advisable to accomplish the purposes of this Agreement. The Company hereby acknowledges, consents and agrees that the power of attorney granted pursuant to this clause is irrevocable during the term of this Agreement and is coupled with an interest.

(g)       Further Assurances. The Company covenants and agrees that, from time to time upon the request of the Collateral Agent (as directed by the Administrative Agent), the Company will execute and deliver such further documents, and do such other acts and things as the Collateral Agent (as directed by the Administrative Agent) may reasonably request in order fully to effect the purposes of this Agreement and to protect and preserve the priority and validity of the security interest granted hereunder or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral.

(h)       Termination. Upon the payment in full in cash of all Secured Obligations, the security interest granted herein shall automatically (and without further action by any party) terminate and all rights to the Collateral shall revert to the Company. Upon any such termination, the Collateral Agent will, at the Company’s sole expense, deliver to the Company, or cause the Securities Intermediary to deliver, without any representations, warranties or recourse of any kind whatsoever, all certificates and instruments representing or evidencing all of the Collateral held by the Securities Intermediary hereunder, and execute and deliver to the Company or its nominee such documents as the Company shall reasonably request to evidence such termination.

Section 8.03.      Accountings.

(a)       Daily Reports. On each Business Day, commencing on November 2, 2016, the Company shall compile and provide (or cause to be compiled and provided) to the Agents and the Lenders, a position report (each, a “Position Report”) and a cash flow report (the “Cash Flow Report”) for the previous Business Day. The Position Report shall be substantially in the form set forth in Schedule 6 and the Cash Flow Report shall contain such information as the Administrative Agent shall reasonably request. For the avoidance of doubt, the Company has engaged the Collateral Administrator pursuant to the Collateral Administration Agreement to compile and provide the information and reports to be provided in this Section 8.03.

(b)       Cooperation. The Company shall cause the Investment Manager to cooperate with the Collateral Administrator in the preparation of the reports to be delivered under this Section 8.03. Without limiting the generality of the foregoing, the Company shall cause the Investment Manager to supply in a timely fashion any information maintained by it that the Collateral Administrator may from time to time reasonably request with respect to the Portfolio Investments and any information reasonably necessary to complete the reports to be prepared by the Collateral Administrator hereunder or required to permit the Collateral Administrator to perform its obligations hereunder.

Section 8.04.     Additional Reports.  In addition to the information and reports specifically required to be provided pursuant to the terms of this Agreement, the Company (at its expense), or the Collateral Administrator, at the direction of the Company, shall compile and the Company shall then provide the Administrative Agent with all information or reports, and such additional information as the Administrative Agent may from time to time reasonably request and the Company shall reasonably determine may be obtained and provided without unreasonable burden or expense.

ARTICLE IX

THE AGENTS

Section 9.01. Appointment of Administrative Agent and Collateral Agent.

Each of the Financing Providers hereby irrevocably appoints each of the Administrative Agent and the Collateral Agent (each, an “Agent” and collectively, the “Agents”) as its agent and authorizes such Agent to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. Anything contained herein to the contrary notwithstanding, each Agent and each Financing Provider hereby agree that no Financing Provider shall have any right individually to realize upon any of the Collateral hereunder, it being understood and agreed that all powers, rights and remedies hereunder with respect to the Collateral shall be exercised solely by the Collateral Agent for the benefit of the Secured Parties in accordance with the terms of this Agreement.

Each financial institution serving as an Agent hereunder shall have the same rights and powers in its capacity as a Financing Provider (if applicable) as any other Financing Provider and may exercise the same as though it were not an Agent, and such financial institution and its affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company as if it were not an Agent hereunder.

No Agent shall have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except that the foregoing shall not limit any duty expressly set forth in this Agreement to include such rights and powers expressly contemplated hereby that such Agent is required to exercise in writing as directed by (i) in the case of the Collateral Agent (A) in respect of the exercise of remedies under Section 8.02(c), the Required Financing Providers, or (B) in all other cases, the Administrative Agent or (ii) in the case of any Agent, the Required Financing Providers (or such other number or percentage of the Financing Providers as shall be necessary under the circumstances as provided herein), and (c) except as expressly set forth herein, no Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company that is communicated to or obtained by the financial institution serving in the capacity of such Agent or any of its affiliates in any capacity. The Collateral Agent shall not be liable for any action taken or not taken by it in the absence of its own gross negligence or willful misconduct or with the consent or at the request or direction of the Administrative Agent or the Required Financing Providers (or such other number or percentage of the Financing Providers that shall be permitted herein to direct such action or forbearance). No Agent shall be liable for any action taken or not taken by it in the absence of its own gross negligence or willful misconduct or with the consent or at the request or direction of the Administrative Agent (in the case of the Collateral Administrator and the Collateral Agent only) or the Required Financing Providers (or such other number or percentage of the Financing Providers that shall be permitted herein to direct such action or forbearance). Each Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to it by the Company or a Financing Provider, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness, genuineness, value or sufficiency of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth herein, other than to confirm receipt of items expressly required to be delivered to such Agent. No Agent shall be required to risk or expend its own funds in connection with the performance of its obligations hereunder if it reasonably believes it will not receive reimbursement therefor hereunder.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, direction, opinion, document or other writing believed by it to be genuine and to have been signed or sent by the proper person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts or be responsible for the misconduct or negligence of attorneys appointed by it with due care.

In the event the Collateral Agent or the Collateral Administrator shall receive conflicting instruction from the Administrative Agent and the Required Financing Providers, the instruction of the Required Financing Providers shall govern. Neither the Collateral Administrator nor the Collateral Agent shall have any duties or obligations under or in respect of any other agreement (including any agreement that may be referenced herein) to which it is not a party. The grant of any permissive right or power to the Collateral Agent hereunder shall not be construed to impose a duty to act.

It is expressly acknowledged and agreed that neither the Collateral Administrator nor the Collateral Agent shall be responsible for, and shall not be under any duty to monitor or determine, compliance with the Eligibility Criteria (Schedule 3) or the conditions to any purchase hereunder in any instance, or to determine if the conditions of “Deliver” have been satisfied or otherwise to monitor or determine compliance by any other person with the requirements of this Agreement.

Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it; provided, however, that any such sub-agent receiving payments from the Company shall be a “U.S. person” and a “financial institution” within the meaning of Treasury Regulations Section 1.1441-1T and a “U.S. financial institution” within the meaning of Treasury Regulations Section 1.1471-1(b)(136). No Agent shall be responsible for any misconduct or negligence on the part of any sub-agent or attorney appointed by such Agent with due care. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective affiliates and the respective directors, officers, employees, agents and advisors of such person and its affiliates (the “Related Parties”) for such Agent. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent or Collateral Agent, as the case may be.

Subject to the appointment and acceptance of a successor Agent as provided in this paragraph, each Agent may resign at any time by notifying the other Agents, the Financing Providers, the Investment Manager and the Company. Upon any such resignation, the Required Financing Providers shall have the right (with, so long as no Event of Default has occurred and is continuing or no Coverage Event has occurred, the consent of the Company) to appoint a successor; provided, however, that any such successor receiving payments from the Company shall be a “U.S. person” and a “financial institution” within the meaning of Treasury Regulations Section 1.1441-1T and a “U.S. financial institution” within the meaning of Treasury Regulations Section 1.1471-1(b)(136). If no successor shall have been so appointed by the Required Financing Providers and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then the Administrative Agent may, on behalf of the Financing Providers, appoint a successor Agent which shall be a financial institution with an office in New York, New York, or an affiliate of any such bank provided, however, that any such successor receiving payments from the Company shall be a “U.S. person” and a “financial institution” within the meaning of Treasury Regulations Section 1.1441-1T and a “U.S. financial institution” within the meaning of Treasury Regulations Section 1.1471-1(b)(136). If no successor shall have been so appointed by the Administrative Agent and shall have accepted such appointment within sixty (60) days after the retiring Agent gives notice of its resignation, such Agent may petition a court of competent jurisdiction for the appointment of a successor provided, however, that any such successor receiving payments from the Company shall be a “U.S. person” and a “financial institution” within the meaning of Treasury Regulations Section 1.1441-1T and a “U.S. financial institution” within the meaning of Treasury Regulations Section 1.1471-1(b)(136). Upon the acceptance of its appointment as Administrative Agent or Collateral Agent, as the case may be, hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After the retiring Agent’s resignation hereunder, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent or Collateral Agent, as the case may be.

Each Financing Provider acknowledges that it has, independently and without reliance upon any Agent or any other Financing Provider and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Financing Provider also acknowledges that it will, independently and without reliance upon any Agent or any other Financing Provider and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

Anything in this Agreement notwithstanding, in no event shall any Agent, the Collateral Administrator or the Securities Intermediary be liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including lost profits), even if such Agent, the Collateral Administrator or the Securities Intermediary, as the case may be, has been advised of such loss or damage and regardless of the form of action.

Each Agent and the Collateral Administrator shall not be liable for any error of judgment made in good faith by an officer or officers of such Agent or the Collateral Administrator, unless it shall be conclusively determined by a court of competent jurisdiction that such Agent or the Collateral Administrator was grossly negligent in ascertaining the pertinent facts.

Each Agent and the Collateral Administrator shall not be responsible for the accuracy or content of any certificate, statement, direction or opinion furnished to it in connection with this Agreement.

Each Agent and the Collateral Administrator shall not be bound to make any investigation into the facts stated in any resolution, certificate, statement, instrument, opinion, report, consent, order, approval, bond or other document or have any responsibility for filing or recording any financing or continuation statement in any public office at any time or to otherwise perfect or maintain the perfection of any security interest or lien granted to it hereunder.

In the absence of gross negligence, willful misconduct or bad faith on the part of the Agents, the Agents may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any request, instruction, certificate, opinion or other document furnished to the Agents, reasonably believed by the Agents to be genuine and to have been signed or presented by the proper party or parties and conforming to the requirements of this Agreement; but in the case of a request, instruction, document or certificate which by any provision hereof is specifically required to be furnished to the Agents, the Agents shall be under a duty to examine the same in accordance with the requirements of this Agreement to determine that it conforms to the form required by such provision.

No Agent shall be responsible for delays or failures in performance resulting from acts beyond its control. Such acts include but are not limited to acts of God, strikes, lockouts, riots and acts of war. The protections set forth in this Section 9.01 shall likewise be available and applicable to the Securities Intermediary and the Collateral Administrator.

Section 9.02. Additional Provisions Relating to the Collateral Agent and the Collateral Administrator.

(a)       Collateral Agent May Perform. The Collateral Agent shall from time to time take such action (at the written direction of the Administrative Agent or the Required Financing Providers) for the maintenance, preservation or protection of any of the Collateral or of its security interest therein, provided that the Collateral Agent shall have no obligation to take any such action in the absence of such direction and shall have no obligation to comply with any such direction if it reasonably believes that the same (1) is contrary to Applicable Law or (2) might subject the Collateral Agent to any loss, liability, cost or expense, unless the Administrative Agent or the Required Financing Providers, as the case may be, issuing such instruction makes provision satisfactory to the Collateral Agent for payment of same. With respect to actions which are incidental to the actions specifically delegated to the Collateral Agent hereunder, the Collateral Agent shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the written direction of the Administrative Agent; provided that the Collateral Agent shall not be required to take any action hereunder at the request of the Administrative Agent, the Required Financing Providers or otherwise if the taking of such action, in the determination of the Collateral Agent, (1) is contrary to Applicable Law or (2) is reasonably likely to subject the Collateral Agent to any loss, liability, cost or expense, unless the Administrative Agent or the Required Financing Providers, as the case may be, issuing such instruction make provision satisfactory to the Collateral Agent for payment of same. In the event the Collateral Agent requests the consent of the Administrative Agent and the Collateral Agent does not receive a consent (either positive or negative) from the Administrative Agent within ten (10) Business Days of its receipt of such request, the Administrative Agent shall be deemed to have declined to consent to the relevant action.

If, in performing its duties under this Agreement, the Collateral Agent is required to decide between alternative courses of action, the Collateral Agent may request written instructions from the Administrative Agent as to the course of action desired by it. If the Collateral Agent does not receive such instructions within five (5) Business Days after it has requested them, the Collateral Agent may, but shall be under no duty to, take or refrain from taking any such courses of action and shall have no liability in connection therewith except as otherwise provided in this Agreement. The Collateral Agent shall act in accordance with instructions received after such five (5) Business Day period except to the extent it has already, in good faith, taken or committed itself to take, action inconsistent with such instructions. The Collateral Agent shall be entitled to rely on the advice of legal counsel and independent accountants in performing its duties hereunder with no liability therefor and shall be deemed to have acted in good faith if it acts in accordance with such advice.

(b)       Reasonable Care. The Collateral Agent is required to exercise reasonable care in the custody and preservation of any of the Collateral in its possession, provided that the Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any of the Collateral if it takes such action for that purpose as the Company reasonably requests at times other than upon the occurrence and during the continuance of any Event of Default, but failure of the Collateral Agent to comply with any such request at any time shall not in itself be deemed a failure to exercise reasonable care. The Collateral Agent will not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any liens thereon.

(c)       Collateral Agent Not Liable. The Collateral Agent shall not be liable by reason of its compliance with the terms of this Agreement with respect to (1) the investment of funds held thereunder in Eligible Investments (other than for losses attributable to the Collateral Agent’s failure to make payments on investments issued by the Collateral Agent, in its commercial capacity as principal obligor and not as collateral agent, in accordance with their terms) or (2) losses incurred as a result of the liquidation of any Eligible Investment prior to its stated maturity. It is expressly agreed and acknowledged that the Collateral Agent is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Portfolio Investments or other Collateral.

(d)       Certain Rights and Obligations of the Collateral Agent. Without further consent or authorization from any Financing Providers, the Collateral Agent shall be deemed to have released any lien encumbering any item of Collateral upon its sale or other disposition permitted by this Agreement (except for the proceeds of such sale or disposition and except to the extent of the interest, if any, that thereafter reverts to the Company for any reason) or as otherwise permitted or required hereunder or to which the Required Financing Providers have otherwise consented. Anything contained herein to the contrary notwithstanding, in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale, any Agent or Financing Provider may be the purchaser of any or all of such Collateral at any such sale and the Collateral Agent, as agent for and representative of the Financing Providers (but not any Financing Provider in its individual capacity unless the Required Financing Providers shall otherwise agree), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any collateral payable by the purchaser at such sale.

(e)       Collateral Agent, Collateral Administrator and Securities Intermediary Fees and Expenses. The Company agrees to pay to the Collateral Agent, the Securities Intermediary and the Collateral Administrator such fees as agreed to in a separate fee letter agreement, dated June 22, 2011, among the Collateral Agent, the Collateral Administrator and the Company and acknowledged hereby by the Administrative Agent and as may be subsequently modified as agreed among the Company, the Administrative Agent, the Collateral Agent, the Securities Intermediary and the Collateral Administrator in writing. The Company further agrees to pay to the Collateral Agent, the Securities Intermediary and the Collateral Administrator, or reimburse the Collateral Agent, the Securities Intermediary and the Collateral Administrator for paying, reasonable and documented out-of-pocket expenses in connection with this Agreement, the Collateral Administration Agreement and the transactions contemplated hereby. On each Interest Payment Date, prior to the payment of any other amounts due under this Agreement or the other Loan Documents, the Company agrees that it shall first pay any fees and amounts due to the Collateral Agent, Collateral Administrator and Securities Intermediary under this Agreement to the extent of Interest Proceeds available for distribution in the Interest Collection Account on such Interest Payment Date; provided that in no event shall the aggregate amount of such fees and amounts exceed $400,000 in any 12 month period (the “Annual Cap”) during the term of this Agreement. If any amounts are due and owing in excess of the Annual Cap on any Interest Payment Date, the Company agrees to pay such excess amounts, to the extent of Proceeds available for distribution in the Interest Collection Account on such Interest Payment Date, on a pari passu basis with any indemnities or expense reimbursements payable to the Administrative Agent, immediately after payment of any interest and principal amounts owed and fees and other amounts payable to the Lenders and prior to payments to any other party under this Agreement or the other Loan Documents.

(f)        Execution by the Collateral Agent and the Collateral Administrator. The Collateral Agent and the Collateral Administrator are executing this Agreement solely in their capacity as Collateral Agent and Collateral Administrator hereunder and in no event shall have any obligation to make any Advance, provide any Financing or perform any obligation of the Administrative Agent hereunder.

(g)       Information Provided to Collateral Agent and Collateral Administrator. Without limiting the generality of any terms of this Section, neither the Collateral Agent nor the Collateral Administrator shall have liability for any failure, inability or unwillingness on the part of the Investment Manager, the Administrative Agent or the Company to provide accurate and complete information on a timely basis to the Collateral Agent or the Collateral Administrator, as applicable, or otherwise on the part of any such party to comply with the terms of this Agreement, and, absent gross negligence, willful misconduct or bad faith, shall have no liability for any inaccuracy or error in the performance or observance on the Collateral Agent’s or Collateral Administrator’s, as applicable, part of any of its duties hereunder that is caused by or results from any such inaccurate, incomplete or untimely information received by it, or other failure on the part of any such other party to comply with the terms hereof.

ARTICLE X

MISCELLANEOUS

Section 10.01. Non-Petition.

Each of the Collateral Agent, the Securities Intermediary and the Collateral Administrator hereby agrees not to commence, or join in the commencement of, any proceedings in any jurisdiction for the bankruptcy, winding-up, reorganization, arrangement, insolvency, moratorium or liquidation of the Company or any similar proceedings, in each case prior to the date that is one year and one day (or if longer, any applicable preference period plus one day) after the payment in full of all Indebtedness, Secured Obligations or other obligations owing by the Company. The foregoing restrictions are a material inducement for the parties hereto to enter into this Agreement and are an essential term of this Agreement. The Administrative Agent or the Company may seek and obtain specific performance of such restrictions (including injunctive relief), including, without limitation, in any bankruptcy, winding-up, reorganization, arrangement, insolvency, moratorium or liquidation or similar proceedings. The Company shall promptly object to the institution of any bankruptcy, winding-up, reorganization, arrangement, insolvency, moratorium or liquidation or similar proceedings against it and take all necessary or advisable steps to cause the dismissal of any such proceeding; provided that such obligation shall be subject to the availability of funds therefor.

Section 10.02. Notices.

All notices and other communications in respect hereof (including, without limitation, any modifications hereof, or requests, waivers or consents hereunder) to be given or made by a party hereto shall be in writing (including by electronic mail or other electronic messaging system) to the other parties hereto at the addresses for notices specified on the Transaction Schedule (or, as to any such party, at such other address as shall be designated by such party in a notice to each other party hereto). All such notices and other communications shall be deemed to have been duly given when transmitted by facsimile, electronic mail or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

Section 10.03. No Waiver.

No failure on the part of any party hereto to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

Section 10.04. Expenses; Indemnity; Damage Waiver.

(a)        The Company agrees to pay on demand all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent, the Collateral Agent, the Collateral Administrator and the Lenders in connection with the preparation, execution, delivery, syndication and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and the other documents and agreements to be delivered hereunder or with respect hereto, in each case, subject to any cap on such costs and expenses set forth in the Loan Documents or otherwise agreed by the parties, and the Company further agrees to pay all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent, the Collateral Agent and the Collateral Administrator in connection with any amendments, waivers or consents executed in connection with this Agreement, including the reasonable fees and out of pocket, documented expenses of counsel for the Administrative Agent, the Collateral Agent, the Collateral Administrator and the Lenders with respect thereto and with respect to advising the Administrative Agent and the Lenders as to its rights and remedies under this Agreement, and to pay all reasonable, documented and out-of-pocket costs and expenses, if any (including reasonable counsel fees and expenses), of the Administrative Agent, the Collateral Agent, the Collateral Administrator and the Lenders, in connection with the enforcement against the Company of this Agreement or any of the other Loan Documents and the other documents and agreements to be delivered hereunder or with respect hereto; provided, that in the case of reimbursement of (A) counsel for the Lenders other than the Administrative Agent, such reimbursement shall be limited to one counsel for all the Administrative Agent and Lenders, (B) counsel for the Collateral Agent shall be limited to one counsel for such Person and (C) counsel for the Collateral Administrator shall be limited to one counsel for such Person.

(b)       The Company shall indemnify the Agents, the Collateral Administrator, the Securities Intermediary, the Lenders and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (1) the execution or delivery of this Agreement or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligation, the exercise of the parties thereto of their respective rights or the consummation of the transactions contemplated hereby, including any breach of any representation, warranty or covenant of the Company or the Investment Manager in any Loan Document, (2) any Financing or the use of the proceeds therefrom or (3) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based in tort or contract or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available (a) to the extent determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from gross negligence, bad faith or willful misconduct on the part of any Indemnitee, (b) to the extent resulted from the nonperformance or noncompliance by the Agents, the Collateral Administrator, the Securities Intermediary or the Lenders with their respective obligations under this Agreement or (c) resulting from the performance of the Portfolio Investments. Payments under this Section 10.04(b) shall be made by the Company to the Administrative Agent for the benefit of the relevant Indemnitee.

(c)       To the extent permitted by Applicable Law, neither the Company nor any Indemnitee shall assert, and each hereby waives, any claim against the Company or any Indemnitee, as applicable, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement, instrument or transaction contemplated hereby, any Financing or the use of the proceeds thereof.

(d)       For the avoidance of doubt, the costs and expenses described in this Section 10.04 shall not include Taxes.

Section 10.05. Amendments.

No amendment, modification or waiver in respect of this Agreement will be effective unless in writing (including, without limitation, a writing evidenced by a facsimile transmission or electronic mail) and executed by each of the Company, the Agents and the Required Financing Providers; provided, however, that the Administrative Agent may waive any of the Eligibility Criteria and the requirements set forth in Schedule 3 or Schedule 4 in its sole discretion.

Section 10.06. Confidentiality.

Each Agent, the Securities Intermediary and each Lender agrees to maintain the confidentiality of the Information after receipt thereof (or, with respect to Information relating to or provided by an obligor in respect of a Portfolio Investment, for a period (as notified to the Agents, the Securities Intermediary and the Lenders) commencing upon receipt thereof and ending on the date on which the confidentiality obligations of the Company with respect to such obligor terminate) (it being understood that documents provided to the Administrative Agent hereunder may in all cases be distributed by the Administrative Agent to the Lenders) except that the Agents, the Securities Intermediary or such Lender may disclose such information (i) to its affiliates, officers, directors, employees, agents, counsel, accountants, auditors, advisors or representatives, (ii) to the extent such information has become available to the public other than as a result of a disclosure in violation of this Agreement, (iii) to the extent such information was available to such party on a non-confidential basis prior to its disclosure to such party hereunder, (iv) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (v) subject to an agreement containing provisions substantially the same as those of this Section 10.06, to (x) any assignee of or Participant in (to the extent such Person is permitted to become an assignee or Participant hereunder), or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (y) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Company and its obligations, (vi) with the consent of the Investment Manager, or (vii) to the extent the such party should be (A) required in connection with any legal or regulatory proceeding or (B) requested by any Governmental Authority to disclose such information; provided, that in the case of clause (vii) above, the Agent, the Securities Intermediary or such Lender, as applicable, will use reasonable efforts to maintain confidentiality and will (unless otherwise prohibited by law) notify the Investment Manager of its intention to make any such disclosure prior to making any such disclosure. Any Person required to maintain the confidentiality of Information as provided in this Section 10.06 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding the foregoing, a Lender may disclose the U.S. tax treatment and U.S. tax structure with respect to the Financings.

Section 10.07. Non-Recourse.

Notwithstanding any other provision of this Agreement, no recourse under any obligation, covenant or agreement of the Company or the Investment Manager contained in this Agreement or any other Loan Document shall be had against any incorporator, stockholder, partner, officer, director, member, manager, employee or agent of Company, the Investment Manager or any of their respective Affiliates (solely by virtue of such capacity) by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that this Agreement is solely a corporate obligation of the Company, and that no personal liability whatever shall attach to or be incurred by any incorporator, stockholder, officer, director, member, manager, employee or agent of the Company, the Investment Manager or any of their respective Affiliates (solely by virtue of such capacity) or any of them under or by reason of any of the obligations, covenants or agreements of the Company or the Investment Manager contained in this Agreement, or implied therefrom, and that any and all personal liability for breaches by the Company or the Investment Manager of any of such obligations, covenants or agreements, either at common law or at equity, or by statute, rule or regulation, of every such incorporator, stockholder, officer, director, member, manager, employee or agent is hereby expressly waived as a condition of and in consideration for the execution of this Agreement; provided however, the foregoing shall not be construed so as to exonerate or exculpate the Company or the Investment Manager from any liability by reason of a breach by such party of any of its obligations, covenants or agreements contained in the Loan Documents or its willful misconduct or gross negligence.

Section 10.08. Successors; Assignments.

(a)       The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and the Required Financing Providers (and any attempted assignment or transfer by the Company without such consent shall be null and void). Except as expressly set forth herein, nothing in this Agreement, expressed or implied, shall be construed to confer upon any person any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)       Subject to the conditions set forth below, any Lender may assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including all or a portion of its Financing Commitment and the Advances at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of the Administrative Agent and, unless an Event of Default has occurred and is continuing or a Coverage Event shall have occurred, if such assignee is not an Eligible Assignee, the Company; provided that no consent of the Administrative Agent or the Company shall be required for an assignment of any Financing Commitment to an assignee that is a Lender with a Financing Commitment immediately prior to giving effect to such assignment.

Assignments shall be subject to the following additional conditions: (A) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; and (B) the parties to each assignment shall execute and deliver to the Administrative Agent an assignment and assumption agreement in form and substance acceptable to the Administrative Agent.

Subject to acceptance and recording thereof below, from and after the effective date specified in each assignment and assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such assignment and assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such assignment and assumption, be released from its obligations under this Agreement (and, in the case of an assignment and assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto as a Lender but shall continue to be entitled to the benefits of Section 10.04).

(c)       Any Lender may, without the consent of the Company or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Financing Commitment and the Advances owing to it); provided that (1) such Lender’s obligations under this Agreement shall remain unchanged, (2) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (3) the Company, the Agents and the other Financing Providers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the Participant shall not be in privity with the Company. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any Material Amendment that affects such Participant.

(d)       Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest amounts) of each Participant’s interest in the Advances or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure (i) is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations, (ii) is reasonably requested by the Borrower to determine whether a Participant is eligible to receive additional amounts pursuant to Section 3.01(f) as a result of a Change in Law occurring after the Participant acquired the applicable participation or (iii) is otherwise required thereunder. The entries in the Participant Register shall be conclusive absent manifest error, and each Person whose name is recorded in the Participant Register shall be treated as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register. The Company agrees that each Participant shall be entitled through the Lender granting such participation (and for the avoidance of doubt shall have no direct rights against the Company) to the benefits of Sections 3.01(f) and 3.03 (subject to the requirements and limitations therein, including the requirements under Section 3.03(f) (it being understood that the documentation required under Section 3.03(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 3.04 as if it were an assignee under Section 10.08(b) and (B) shall not be entitled to receive any greater payment under Sections 3.01(f) and 3.03, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

Section 10.09. Governing Law; Submission to Jurisdiction; Etc.

(a)       Governing Law. This Agreement will be governed by and construed in accordance with the law of the State of New York.

(b)       Submission to Jurisdiction. With respect to any suit, action or proceedings relating to this Agreement (collectively, “Proceedings”), each party hereto irrevocably (i) submits to the non-exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City and (ii) waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party. Nothing in this Agreement precludes any party hereto from bringing Proceedings in any other jurisdiction, nor will the bringing of Proceedings in any one or more jurisdictions preclude the bringing of Proceedings in any other jurisdiction.

(c)       Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.10. Counterparts.

This Agreement may be executed in any number of counterparts by facsimile or other written form of communication including electronic mail, each of which shall be deemed to be an original as against the party whose signature appears thereon, and all of which shall together constitute one and the same instrument.

Section 10.11. Headings.

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.12. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in this Agreement or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under this Agreement may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)       the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b)       the effects of any Bail-In Action on any such liability, including, if applicable:

(1)       a reduction in full or in part or cancellation of any such liability;

(2)       a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement; or

(3)       the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

As used herein:

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

[remainder of page intentionally blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

LOCUST STREET FUNDING LLC, as Company

By:	/s/ Gerald F. Stahlecker
Name: Gerald F. Stahlecker
Title: Executive Vice President

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:	/s/ Louis Cerrotta
Name: Louis Cerrotta
Title: Executive Director

CITIBANK, N.A., as Collateral Agent

By:	/s/ Thomas J. Varcados
Name: Thomas J. Varcados
Title: Vice President

CITIBANK, N.A., as Securities Intermediary

By:	/s/ Thomas J. Varcados
Name: Thomas J. Varcados
Title: Vice President

VIRTUS GROUP, LP, as Collateral Administrator

By:	/s/ Joseph U. Elsion
Name: Joseph U. Elsion Title: Partner

[Signature Page to Locust Street Funding LLC Loan Agreement]

The Financing Providers

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Lender

By:	/s/ Louis Cerrotta
Name: Louis Cerrotta
Title: Executive Director

[Signature Page to Locust Street Funding LLC Loan Agreement]

SCHEDULE 1

Transaction Schedule

1.	Types of Financing	Available	Financing Limit
	Advances	yes	U.S. $625,000,000, or as reduced from time to time pursuant to Article II

2.	Financing Providers		Financing Commitment
	Lender:	JPMorgan Chase Bank, National Association	U.S. $625,000,000, or as reduced from time to time pursuant to Article II

3.	Scheduled Termination Date:	November 1, 2020

4.	Account Numbers
	Custodial Account:	109246
	CE Cure Account:	109244
	Interest Collection Account:	109242
	Principal Collection Account:	109243

5.	Market Value Trigger:	150%

6.	Purchases of Restricted Securities
Notwithstanding anything herein to the contrary, no Portfolio Investment may constitute a Restricted Security. As used herein, “Restricted Security ” means any security that forms part of a new issue of publicly issued securities (a) with respect to which an affiliate of any Financing Provider that is a “broker” or a “dealer”, within the meaning of the Securities Exchange Act of 1934, participated in the distribution as a member of a selling syndicate or group within thirty (30) days of the proposed purchase by the Company and (b) that the Company proposes to purchase from any such affiliate of any Financing Provider.

Addresses for Notices

The Company:	LOCUST STREET FUNDING LLC 201 Rouse Boulevard Philadelphia, PA 19112	Attention: Gerald F. Stahlecker, Executive Vice President Telephone: (215) 495-1169 Facsimile: (215) 222-4649

Sch. 1-1

The Investment Manager:	FS Investment Corporation 201 Rouse Boulevard Philadelphia, PA 19112	Attention: Gerald F. Stahlecker, President Telephone: (215) 495-1169 Facsimile: (215) 222-4649
The Administrative Agent:	JPMorgan Chase Bank, National Association c/o JPMorgan Services Inc. 500 Stanton Christiana Rd., 3rd Floor Newark, Delaware 19713	Attention: Ryan Hanks Telephone: (302) 634-2030
with a copy to:
JPMorgan Chase Bank, National Association 383 Madison Ave. New York, New York 10179	Attention: Louis Cerrotta
Telephone:  212-622-7092
Email: louis.cerrotta@jpmorgan.com; Ruchira.patel@jpmorgan.com; Ji.han@jpmorgan.com; sud.x.subrahmanyan@jpmorgan.com; larry.w.wise@jpmorgan.com; Allison.Shapiro@jpmorgan.com; Keith.harden@jpmorgan.com; DE_custom_business@jpmorgan.com; arthur.flynn@jpmorgan.com; Jeffrey.L.Panzo@jpmorgan.com
The Collateral Agent:	Citibank, N.A. 480 Washington Blvd, 30th Floor Jersey City, New Jersey 07310	Attention: Agency & Trust – Locust Street Funding LLC Facsimile: (212) 816-5527
The Securities Intermediary:	Citibank, N.A. 388 Greenwich Street, 14th Floor New York, New York 10013	Attention: Agency & Trust – Locust Street Funding LLC Facsimile: (212) 816-5527
The Collateral Administrator:	Virtus Group, LP 1301 Fannin Street, 17th Floor Houston, Texas 77002	Attention: Locust Street Funding LLC Facsimile: (866) 816-3203
JPMCB:	JPMorgan Chase Bank, National Association c/o JPMorgan Services Inc. 500 Stanton Christiana Rd., 3rd Floor Newark, Delaware 19713	Attention: Robert Nichols Facsimile: (302) 634-1092

Sch. 1-2

with a copy to:
	JPMorgan Chase Bank, National Association 270 Park Avenue New York, New York 10017	Attention: Eugene O’Neill Telephone: 212-834-9295
Each other Financing Provider:	The address (or facsimile number or electronic mail address) provided by it to the Administrative Agent.

Sch. 1-3

SCHEDULE 2

Contents of Approval Requests

Each Approval Request shall include the below information for the related Portfolio Investment. Additionally, the excel file attached as Exhibit I to the Approval Request shall be emailed separately to the following addresses:

louis.cerrotta@jpmorgan.com; Ruchira.patel@jpmorgan.com; Ji.han@jpmorgan.com; sud.x.subrahmanyan@jpmorgan.com; Allison.Shapiro@jpmorgan.com; Jacob.pollack@jpmorgan.com; Ravi.d.sarawgi@jpmorgan.com; Jason.e.adler@jpmorgan.com; DE_custom_business@jpmorgan.com; Ct.financing.requests@jpmorgan.com; Jeffrey.L.Panzo@jpmorgan.com; arthur.flynn@jpmorgan.com

JPMorgan Chase Bank, National Association,
as Administrative Agent
c/o JPMorgan Services Inc.
500 Stanton Christiana Rd., 3rd Floor
Newark, Delaware 19713
Attention: Ryan Hanks
Email: ryan.j.hanks@jpmorgan.com

JPMorgan Chase Bank, National Association,
as Administrative Agent
383 Madison Avenue
New York, New York 10179
Attention: Louis Cerrotta
Email: Larry.w.wise@jpmorgan.com

Jeffrey.l.panzo@jpmorgan.com

Arthur.flynn@jpmorgan.com

JPMorgan Chase Bank, National Association,
as Lender
c/o JPMorgan Services Inc.
500 Stanton Christiana Rd., 3rd Floor
Newark, Delaware 19713
Attention: Ryan Hanks

Sch. 2-1

cc:

Citibank, N.A., as Collateral Agent

480 Washington Blvd, 30th Floor

Jersey City, New Jersey 07310

Attention: Agency & Trust – Locust Street Funding LLC

Virtus Group, LP, as Collateral Administrator

1301 Fannin Street, 17th Floor
Houston, Texas 77002
Attention: Locust Street Funding LLC

Ladies and Gentlemen:

Reference is hereby made to the Loan Agreement, dated as of November 1, 2016 (the “Agreement”), among Locust Street Funding LLC, as borrower (the “Company”), JPMorgan Chase Bank, National Association, as administrative agent (the “Administrative Agent”), the financing providers party thereto, and the collateral agent, collateral administrator and securities intermediary party thereto. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given such terms in the Agreement.

Pursuant to the Agreement, the Investment Manager hereby requests approval for the Company to acquire the Portfolio Investment described in Exhibit I hereto.

To the extent available, we have included herewith (1) the Underlying Instruments (including the collateral and security documents) relating to each such Portfolio Investment, (2) audited financial statement for the previous most recently ended three years of the obligor of each such Portfolio Investment, (3) quarterly statements for the previous most recently ended eight fiscal quarters of the obligor of each such Portfolio Investment, (4) any appraisal or valuation reports conducted by third parties, (5) applicable “proof of existence” details (if requested by the Administrative Agent) and (6) the ratio of indebtedness to EBITDA as calculated by the Investment Manager using information provided to the Investment Manager by the related obligor. The Investment Manager acknowledges that it will provide such other information customary and typical in performing a detailed credit analysis on each applicable obligor and from time to time reasonably requested by the Administrative Agent. 2

Very truly yours,

FS INVESTMENT CORPORATION,
as Investment Manager

By:
Name:
Title:

[2]	Company to deliver pre-signed assignment agreement if the Investment Manager and the administrative agent for the proposed Portfolio Investment are affiliates.

Sch. 2-2

Exhibit I to Approval Request

(attach an Excel file containing the following information relating to the Portfolio Investment)

Fund
Issuer / Obligor
Identifier (LoanX; CUSIP)
Requested Notional Amount
Asset Class
Syndication Type
Lien
Tranche Size (Pro Forma)
Price
Spread / Coupon
Base Rate
LIBOR Floor
Maturity
Moody’s SIC
LTM EBITDA (In Millions)
LTM Capital Expenditures (in Millions)
Leverage Through Tranche (Net)

Sch. 2-3

SCHEDULE 3

Eligibility Criteria

(i)	it is a debt obligation payable in U.S. dollars, purchased at a price that is at least 80% of the par amount of such obligation;

(ii)	it is issued by a company organized in an Eligible Jurisdiction and if such company is organized in an Eligible Jurisdiction other than the United States, such company has submitted to jurisdiction in the United States in the related Underlying Instrument and the related Underlying Instrument is governed by the laws of a State of the United States;

(iii)	it is eligible to be entered into by, sold, assigned or participated to the Company and pledged to the Collateral Agent;

(iv)	it provides for periodic payments of interest thereon in cash at least semi-annually;

(v)	it is an obligation upon which no payments are subject to deduction or withholding for or on account of any withholding Taxes imposed by any jurisdiction unless the related obligor is required to make “gross-up” payments that cover the full amount of any such withholding Taxes (subject to customary conditions to such payments which the Company (or the Investment Manager on behalf of the Company) in its good faith reasonable judgment expects to be satisfied);

(vi)	it is not in default (unless it is a Current Pay Obligation);

(vii)	it is not at the time of purchase or commitment to purchase the subject of an offer other than (a) an offer of publicly registered securities with equal or greater face value and substantially identical terms issued in exchange for securities issued under Rule 144A or (b) an offer pursuant to the terms of which the offeror offers to acquire a debt obligation in exchange for consideration consisting solely of cash in an amount equal to or greater than the full face amount of such debt obligation plus any accrued and unpaid interest;

(viii)	it is not an obligation on which the stated rate of interest is scheduled to decrease (although interest payments may decrease due to unscheduled events such as a decrease of the index relating to a Portfolio Investment that bears interest at a floating rate, the change from a default rate of interest to a non-default rate or an improvement in the obligor’s financial condition);

(ix)	it is not a security whose repayment is subject to substantial material non-credit related risk as determined by the Investment Manager or to the non-occurrence of certain catastrophes specified in the documents governing such security;

Sch. 3-1

(x)	if such obligation provides for the payment of interest at a floating rate, such floating rate is determined by reference to (1) the Dollar prime rate, the LIBO Rate, Euro rate or similar interbank offered rate or commercial deposit rate or (2) any other index approved by the Administrative Agent;

(xi)	it will not cause the Company or the pool of Collateral to be required to register as an investment company under the Investment Company Act of 1940, as amended;

(xii)	it is not an obligation that at the time of purchase or commitment to purchase provides for conversion into an equity security (1) automatically after a specified period of time or (2) at the option of the Company thereof at any time;

(xiii)	is not a Structured Finance Obligation, Letter of Credit, Synthetic Security Delayed Funding Term Loan, Revolving Credit Facility or Asset Based Loan;

(xiv)	the related security is primarily located in an Eligible Jurisdiction; and

(xv)	if it is a Participation, (a) it is transferred pursuant to the Participation Agreement, and (b) (x) if the Participation is acquired by the Company in connection with a Coverage Event Cure, it is elevated to a legal assignment within fifteen (15) Business Days (or such longer period, if any, consented to by the Administrative Agent, in its sole discretion) or (y) if the Participation is acquired by the Company other than in connection with a Coverage Event Cure, it is elevated to a legal assignment within thirty (30) calendar days (or such longer period, if any, consented to by the Administrative Agent, in its sole discretion), provided that a Participation acquired by the Company on or prior to the Effective Date need not be elevated to a legal assignment until sixty (60) days following the Effective Date (or such longer period, if any, consented to by the Administrative Agent, in its sole discretion);

provided, however, that one or more of the foregoing requirements may be waived in writing by the Administrative Agent (in its sole and absolute discretion) prior to the Company’s commitment to purchase a Portfolio Investment.

Sch. 3-2

SCHEDULE 4

Concentration Limitations

The “Concentration Limitations” shall be satisfied on any date of determination if, in the aggregate, the Portfolio Investments owned (or in relation to a proposed purchase of a Portfolio Investment, proposed to be owned) by the Company comply with all the requirements set forth below:

1.	Portfolio Investments issued by a single obligor and its affiliates may not exceed an aggregate principal balance equal to 4% of the Total Principal Balance provided that Portfolio Investments that are Senior Secured Loans issued by four (4) obligors and their respective affiliates may each constitute up to an aggregate principal balance equal to 6% of the Total Principal Balance.

2.	Not less than 65% of the Total Principal Balance may consist of Senior Secured Loans and cash and Eligible Investments on deposit in the Accounts representing Principal Proceeds.

3.	Not more than an aggregate of 35% of the Total Principal Balance may consist of Second Lien Loans.

4.	Not more than an aggregate of 10% of the Total Principal Balance may consist of any Portfolio Investments other than Senior Secured Loans or Second Lien Loans.

5.	Not more than 20% of the Total Principal Balance may consist of Portfolio Investments that are issued by obligors that belong to a given Moody’s Classified Industry.

6.	Not more than 5% of the Total Principal Balance minus the Excess Concentration Amount (without giving effect to clause (6) of the definition of Concentration Limitations) may consist of Portfolio Investments that are Current Pay Obligations.

7.	Not more than an aggregate of 15% of the Total Principal Balance may consist of fixed rate Portfolio Investments.

8.	Not more than an aggregate of 10% of the Total Principal Balance may consist of participations in loans.

Sch. 4-1

SCHEDULE 5

[RESERVED]

Sch. 5-1

SCHEDULE 6

Form of Position Report

Asset ID	Issuer Name	Asset Name	Asset Detail Type Name	Asset Rate Type Name	Asset Maturity Date	Asset Security ID	Issuer ID	Currency Type Identifier	Asset Type Name	Facility LIBOR Spread	Outstanding Settled

Sch. 6-1

SCHEDULE 7

Sch. 7-1

EXHIBIT A

Form of Request for Advance

JPMorgan Chase Bank, National Association,
as Administrative Agent
c/o JPMorgan Services Inc.
500 Stanton Christiana Rd., 3rd Floor
Attention: Ryan Hanks

JPMorgan Chase Bank, National Association,
as Administrative Agent
383 Madison Avenue
New York, New York 10179
Attention: Louis Cerrotta
Email: louis.cerrotta@jpmorgan.com
doreen.l.markowitz@jpmorgan.com
vincenzo.f.buffolino@jpmorgan.com
ruchira.patel@jpmorgan.com
Allison.Shapiro@jpmorgan.com;
Keith.Harden@jpmchase.com
Sud.X.Subrahmanyan@jpmorgan.com
de_custom_business@jpmchase.com

JPMorgan Chase Bank, National Association,
as Lender
c/o JPMorgan Services Inc.
500 Stanton Christiana Rd., 3rd Floor
Newark, Delaware 19713
Attention: Robert Nichols

cc:

Locust Street Funding LLC
c/o FS Investment Corporation
201 Rouse Boulevard

Philadelphia, PA 19112

Citibank, N.A., as Collateral Agent
388 Greenwich Street, 14th Floor
New York, New York 10013
Attention: Agency & Trust – Locust Street Funding

Virtus Group, LP, as Collateral Administrator
1301 Fannin Street, 17th Floor
Houston, Texas 77002
Attention: Locust Street Funding LLC

 Exh. A-1

Ladies and Gentlemen:

Reference is hereby made to the Loan Agreement, dated as of November 1, 2016 (the “Agreement”), among Locust Street Funding LLC, as borrower (the “Company”), JPMorgan Chase Bank, National Association, as administrative agent (the “Administrative Agent”), the financing providers party thereto, and the collateral agent, collateral administrator and securities intermediary party thereto. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given such terms in the Agreement.

Pursuant to the Agreement, you are hereby notified of the following:

(1)       The Company hereby requests an Advance under Section 2.03 of the Agreement to be funded on [*].

(2)       The aggregate amount of the Advance requested hereby is $[*].1

(3)       The proposed purchases (if any) relating to this request are as follows:

Asset Name(s)	Draw Amount(s) Requested	Market Value of Asset(s)	Price of Asset(s)	Purchased Interest (if any)

We hereby certify that all conditions to the Purchase of such Portfolio Investment(s) set forth in Section 1.03 of the Agreement have been satisfied or waived as of the related Trade Date (and shall be satisfied or waived as of the related Settlement Date).

Very truly yours,

FS INVESTMENT CORPORATION

By:
Name:
Title:

[1]	Note: The requested Financing shall be in an amount such that, after giving effect thereto and the related purchase of the applicable Portfolio Investment(s) and/or Permitted Distribution (if any), the Compliance Condition is satisfied.

 Exh. A-2

EXHIBIT B

Moody’s Industry Classification Groups

Industry Code	Description
1	Aerospace & Defense
2	Automotive
3	Banking, Finance, Insurance & Real Estate
4	Beverage, Food & Tobacco
5	Capital Equipment
6	Chemicals, Plastics & Rubber
7	Construction & Building
8	Consumer goods: Durable
9	Consumer goods: Non-durable
10	Containers, Packaging & Glass
11	Energy: Electricity
12	Energy: Oil & Gas
13	Environmental Industries
14	Forest Products & Paper
15	Healthcare & Pharmaceuticals
16	High Tech Industries
17	Hotel, Gaming & Leisure
18	Media: Advertising, Printing & Publishing
19	Media: Broadcasting & Subscription
20	Media: Diversified & Production
21	Metals & Mining
22	Retail
23	Services: Business
24	Services: Consumer
25	Sovereign & Public Finance
26	Telecommunications
27	Transportation: Cargo
28	Transportation: Consumer
29	Utilities: Electric
30	Utilities: Oil & Gas
31	Utilities: Water
32	Wholesale

 Exh. B-1